Exhibit 2.1

Execution Version

SECURITIES PURCHASE AGREEMENT

by and among

ORION GROUP HOLDINGS, INC.,

THE PERSONS IDENTIFIED AS “SHAREHOLDERS” ON THE SIGNATURE PAGES HERETO,

THE PERSONS IDENTIFIED AS “MEMBERS” ON THE SIGNATURE PAGES HERETO,

THE PERSONS IDENTIFIED AS “BENEFICIAL OWNERS” ON THE SIGNATURE PAGES HERETO,

and

THE SELLERS’ REPRESENTATIVE IDENTIFIED HEREIN

dated as of

February 3, 2026

TABLE OF CONTENTS

Article I Definitions1

Article II Purchase and sale23

Section 2.01 Purchase and Sale.23

Section 2.02 Purchase Price at the Closing.23

Section 2.03 Transactions to be Effected at the Closing.24

Section 2.04 Purchase Price Adjustment.26

Section 2.05 Closing.29

Section 2.06 Contingent Consideration.29

Section 2.07 Stock Consideration.33

Section 2.08 Withholding.34

Article III Representations and warranties of the Seller Parties34

Section 3.01 Organization and Authority of the Seller Parties.34

Section 3.02 Organization, Authority and Qualification of the Acquired Companies.35

Section 3.03 Capitalization; Subsidiaries.35

Section 3.04 No Conflicts; Consents.37

Section 3.05 Financial Statements.37

Section 3.06 Undisclosed Liabilities.38

Section 3.07 Absence of Certain Changes, Events and Conditions.38

Section 3.08 Material Contracts.40

Section 3.09 Title to Assets; Condition and Sufficiency of Assets.42

Section 3.10 Intellectual Property.43

Section 3.11 Accounts Receivable; Accounts Payable.45

Section 3.12 Customers and Suppliers.46

Section 3.13 Insurance.47

Section 3.14 Legal Proceedings; Governmental Orders.47

Section 3.15 Compliance With Laws; Permits.48

i

Section 3.16 Environmental Matters.49

Section 3.17 Employee Benefit Matters.51

Section 3.18 Employment Matters.53

Section 3.19 Taxes.55

Section 3.20 Real Property.58

Section 3.21 Books and Records.60

Section 3.22 Related Party Transactions.60

Section 3.23 Compliance with Anti-Corruption Laws.60

Section 3.24 Paycheck Protection Program.61

Section 3.25 Company Services, Warranties and Related Materials.61

Section 3.26 Brokers.62

Section 3.27 Powers of Attorney.62

Section 3.28 Bank Accounts.62

Section 3.29 Government Contracts.62

Section 3.30 Company Vessels.64

Section 3.31 Investment Purpose.66

Section 3.32 Independent Investigation and Reliance.67

Section 3.33 No Other Representations or Warranties.67

Article IV Representations and warranties of buyer68

Section 4.01 Organization and Authority of Buyer.68

Section 4.02 No Conflicts; Consents.68

Section 4.03 Investment Purpose.68

Section 4.04 Valid Issuance of Orion Common Stock.69

Section 4.05 Brokers.69

Section 4.06 Legal Proceedings.69

Section 4.07 Buyer Investigation and Reliance.69

Section 4.08 No Other Representations or Warranties.70

Article V Covenants70

Section 5.01 Employees; Benefit Plans.70

Section 5.02 Officer Indemnification and Insurance.70

Section 5.03 Books and Records.71

Section 5.04 Representation and Warranty Insurance72

Section 5.05 Public Announcements.72

Section 5.06 Further Assurances.72

Section 5.07 Restrictive Covenants.72

Section 5.08 Release.76

Section 5.09 Termination of Related Party Arrangements.77

Section 5.10 Lock-Up.78

Section 5.11 Quarry Interests.78

Section 5.12 Release of Personal Guarantees.78

Section 5.13 Termination of Residential Leases.78

Section 5.14 Release of Liens.78

Article VI Tax matters78

Section 6.01 Tax Returns.79

Section 6.02 Transfer Taxes.80

Section 6.03 Tax Sharing Agreements.80

Section 6.04 Tax Indemnification.80

Section 6.05 Intended Tax Treatment; Purchase Price Allocation.81

Article VII Indemnification82

Section 7.01 Survival.82

Section 7.02 Seller Indemnification.82

Section 7.03 Buyer Indemnification.83

Section 7.04 Certain Limitations.84

Section 7.05 Notice; Defense of Claims.85

Section 7.06 Remedies Exclusive.87

Section 7.07 Treatment of Indemnity Payments.87

Section 7.08 Order and Manner of Payment.88

Section 7.09 Set-Off.88

Article VIII Miscellaneous89

Section 8.01 Expenses.89

Section 8.02 Notices.89

Section 8.03 Interpretation.90

Section 8.04 Headings.90

Section 8.05 Severability.90

Section 8.06 Entire Agreement.90

Section 8.07 Successors and Assigns.91

Section 8.08 No Third-party Beneficiaries.91

Section 8.09 Amendment and Modification; Waiver.91

Section 8.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.91

Section 8.11 Specific Performance.92

Section 8.12 Counterparts.92

Section 8.13 Non-Recourse.92

Section 8.14 Sellers’ Representative.93

Section 8.15 Legal Representation.94

List of Exhibits:

Exhibit A – Sample Backlog Project Profit Calculations

Exhibit B – Sample Working Capital Calculations

Exhibit C – Form of Escrow Agreement

Exhibit D – Form of Membership Interest Assignment

Exhibit E – Form of Promissory Note

Exhibit F – Form of Stock Power

List of Schedules:

Seller Party Disclosure Schedules

Buyer Disclosure Schedules

Schedule 2.06(a)

Schedule 2.06(b)

Schedule 2.03(b)(vix)

Schedule 2.03(b)(xii)

Schedule 4.05

Schedule 5.09

Schedule 6.05

Schedule 7.02(a)(viii)

v

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of February 3, 2026, is entered into by and among (i) Orion Group Holdings, Inc. a Delaware corporation (“Buyer”), (ii) the Persons identified as “Shareholders” on the signature pages hereto (each, a “Shareholder,” and collectively, the “Shareholders”), (iii) the Persons identified as “Members” on the signature pages hereto (each, a “Member,” collectively, the “Members,” and together with the Shareholders, each a “Seller,” and collectively, the “Sellers”), (iv) the Persons identified as “Beneficial Owners” on the signature pages hereto (each, a “Beneficial Owner,” collectively, the “Beneficial Owners,” and together with the Sellers, each a “Seller Party,” and collectively, the “Seller Parties”), and (v) solely in his capacity as the representative of Sellers pursuant to Section 8.14, Scott M. Vandegrift (“Sellers’ Representative”).

RECITALS

WHEREAS, the Shareholders collectively own 100% of the issued and outstanding shares of capital stock (the “Acquired Operating Company Shares”) of J.E. McAmis, Inc., a California corporation (the “Operating Company”);

WHEREAS, the Members collectively own 100% of the issued and outstanding membership interests (the “Acquired Leasing Company Interests,” and together with the Acquired Operating Company Shares, collectively, the “Acquired Interests”) of JEM Marine Leasing, LLC, a Washington limited liability company (the “Leasing Company”);

WHEREAS, the Shareholders desires to sell to Buyer, and Buyer wishes to purchase from the Shareholders, the Acquired Operating Company Shares, subject to the terms and conditions set forth herein;

WHEREAS, the Members desire to sell to Buyer, and Buyer wishes to purchase from the Members, the Acquired Leasing Company Interests, subject to the terms and conditions set forth herein; and

WHEREAS, the Beneficial Owners will directly and indirectly financially benefit from the Contemplated Transactions (as defined herein) and have agreed to become party to this Agreement for the purpose of providing certain representations, warranties and covenants set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Acquired Companies” and “Acquired Company” means, as the context requires, the Operating Company, the Leasing Company and each of their respective direct and indirect Subsidiaries (if any).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, mediation, inquiry, investigation, audit, notice of violation, proceeding, litigation, citation, summons or subpoena of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Acquired Interests” has the meaning set forth in the Recitals.

“Acquired Leasing Company Interests” has the meaning set forth in the Recitals.

“Acquired Operating Company Shares” has the meaning set forth in the Recitals.

“Adjustment Escrow Account” means a separate account established in accordance with the terms of the Escrow Agreement, which will hold the Adjustment Escrow Amount, and all interest and other amounts earned thereon, in escrow pursuant to the Escrow Agreement.

“Adjustment Escrow Amount” means $456,045.88.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than fifty percent (50%) of the voting securities or interest in such corporation, partnership or limited liability company.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504, and any similar group (including a consolidated, combined or unitary group) defined under a similar provision of state, local or foreign Applicable Law.

“Agreement” has the meaning set forth in the preamble.

“Allocation Methodology” has the meaning set forth in Section 6.05.

“Allocation Statement” has the meaning set forth in Section 6.05.

“Annual Financial Statements” has the meaning set forth in Section 3.05.

“Anti-Corruption Laws” has the meaning set forth in Section 3.23.

“Applicable Law” means, with respect to any Person, any common law of any state or other jurisdiction, any federal, state, local or foreign law, statute, constitution, treaty, convention,

ordinance, code, rule, order, regulation, judgment, decree, reporting or licensing requirement, certification, standard, accreditation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, or any Governmental Order, in each case, that is binding upon or applicable to such Person.

“Appurtenances” means, with respect to any Vessel, all of the engines, machinery, tools, supplies, boats, anchors, chains, tackle, fittings, navigation equipment, spare parts, inventories, fuel, stores, supplies, plans, specifications, engineering and architectural drawings, manuals, and all other equipment and appurtenances appertaining to or belonging to such Vessel, whether or not on board such Vessel and wherever located.

“Backlog Contracts” means the First Tranche Backlog Contracts or the Second Tranche Backlog Contracts, as applicable.

“Backlog Project Profit” means an amount equal to (a) the aggregate contract revenues both recognized and realized by the Acquired Companies following the Closing Date in respect of performance under applicable Backlog Contracts, minus (b) the aggregate direct costs and expenses incurred by the Acquired Companies following the Closing Date arising from or relating to the Acquired Companies’ performance under such applicable Backlog Contracts, in each case as calculated in accordance with (i) GAAP and (ii) the sample calculation set forth on Exhibit A attached hereto. For the avoidance of doubt, Backlog Project Profit for each of the First Tranche Backlog Contracts and Second Tranche Backlog Contracts shall be calculated on an independent basis in accordance with the parties’ mutually agreed calculation parameters set forth on Exhibit A.

“Backlog Holdback Payment” means the First Tranche Backlog Payment or the Second Tranche Backlog Payment, as applicable.

“Backlog Holdback Period” means the First Tranche Backlog Period or the Second Tranche Backlog Period, as applicable.

“Bareboat Charter” means a Contract under which, for the period of the charter, the party who leases or charters the applicable Vessel assumes legal responsibility for all of the incidents of ownership, including insuring, manning, supplying, repairing, fueling, maintaining and operating the Vessel.

“Base Purchase Price” means an amount equal to (i) the Cash Purchase Price, plus (b) the Stock Consideration Amount.

“Beneficial Owner” and “Beneficial Owners” has the meaning set forth in the preamble.

“Benefit Plan” has the meaning set forth in Section 3.17(a).

“Business” means the business of the Acquired Companies as such business is currently conducted.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Houston, Texas are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” means the following Persons: (a) Buyer; (b) Buyer’s direct and indirect parents, Subsidiaries and Affiliates; (c) the respective owners, stockholders, members and other Representatives of the Persons referred to in the foregoing clauses (a) and (b); and (d) the respective successors and permitted assigns of the Persons referred to in the foregoing clauses (a), (b) and (c).

“Buyer R&W Retention Amount” means $144,000.00.

“Buyer Released Parties” has the meaning set forth in Section 5.08(a).

“Buyer Releasing Parties” has the meaning set forth in Section 5.08(c).

“Capital Interest” means capital stock, limited liability, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity via the right to appoint members of a board of directors, managers or similar equivalent.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), and applicable rules, regulations and guidance, in each case, as amended.

“Cash” means, as determined in accordance with GAAP as of the applicable time of determination, (a) the aggregate amount of all cash and cash equivalents held by any Acquired Company in their respective accounts, plus (b) the amount of any checks and funds in transit to the accounts of the Acquired Companies (provided, that if such incoming check or funds is a payment in respect of a corresponding account receivable or other Current Asset, then there shall also be a reduction to such corresponding account receivable or other Current Asset on account thereof reflected in the calculation of Closing Working Capital as estimated and finally determined pursuant to Section 2.04. Notwithstanding anything to the contrary herein, Cash shall (i) exclude (A) any security deposits, (B) any cash or cash equivalents held in escrow or held for or on behalf of a third Person and (C) any cash or cash equivalents that are not freely usable because they are subject to restrictions or limitations on the use or distribution by Applicable Law, Contract or otherwise, and (ii) be reduced by any outstanding checks and electronic payments drawn on the accounts of the Acquired Companies; provided, that if such outstanding check or electronic payment is a payment in respect of a corresponding account payable or other Current Liability, then there shall also be a corresponding reduction to the applicable account payable or other Current Liability on account thereof reflected in the calculation of Closing Working Capital as estimated and finally determined pursuant to Section 2.04.

“Cash Purchase Price” has the meaning set forth in Section 2.02.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Classification Society” means, as to any Company Vessel, the classification society applicable to such Company Vessel.

“Closing” has the meaning set forth in Section 2.05.

“Closing Adjustment” has the meaning set forth in Section 2.04(a)(ii).

“Closing Cash” means the amount of all Cash that is held by the Acquired Companies as of immediately prior to the Closing.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Indebtedness” means the Indebtedness of the Acquired Companies as of the Closing Date.

“Closing Payment” means an amount equal to Buyer’s recalculation of the Estimated Closing Payment as set forth in the Closing Statement, as finally determined in accordance with Section 2.04(b)(i).

“Closing Statement” has the meaning set forth in Section 2.04(b)(i).

“Closing Transaction Expenses” means the Transaction Expenses of the Seller Parties, Sellers’ Representative and/or the Acquired Companies as of the Closing Date.

“Closing Working Capital” means an amount (which may be positive or negative) equal to: (a) the Current Assets of the Acquired Companies, less (b) the Current Liabilities of the Acquired Companies, determined as of the close of business on the last Business Day prior to the Closing Date.

“Coastwise Trade” means the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C Chapter 551, as amended and supplemented from time to time, as well as dredging, towing and any other employment for which a vessel must be eligible for a coastwise trade endorsement as required by Law.

“COBRA” has the meaning set forth in Section 3.17(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Activities” has the meaning set forth in Section 5.07(a).

“Company Chartered Vessels” has the meaning set forth in Section 3.30(a).

“Company Intellectual Property” has the meaning set forth in Section 3.10(a).

“Company IT Systems” means the computer, information technology, and data processing systems, facilities and services owned by or licensed to any Acquired Company in the conduct of its business, including all software, systems hardware, networks, interfaces, databases, websites, website content, equipment, platforms and related systems and services.

“Company Operated Vessels” has the meaning set forth in Section 3.30(a).

“Company Owned Vessels” has the meaning set forth in Section 3.30(a).

“Company Service” means each of the services and/or products that has been or is currently being researched, developed, used, tested, manufactured, marketed, distributed, licensed, sold, offered for sale or provided by any Acquired Company.

“Company Vessels” has the meaning set forth in Section 3.30(a).

“Competing Business” has the meaning set forth in Section 5.07(a).

“Confidentiality Agreement” means the Non-Disclosure and Confidentiality Agreement, dated as of July 8, 2025, by and between Orion and the Operating Company.

“Confidential Information” has the meaning set forth in Section 5.07(a).

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” or “Contracts” means all contracts, leases, subleases, deeds, mortgages, licenses, sublicenses, royalty agreements, license agreements, purchase orders, sales orders, instruments, notes, bonds, loans, letters of credit, guarantees, commitments, undertakings, arrangements, indentures, joint ventures and all other agreements, instruments, commitments and legally binding arrangements, whether written or oral, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder.

“Coronavirus Pandemic” means, as declared by the World Health Organization on March 11, 2020, the 2020 Coronavirus Pandemic caused by COVID-19.

“Coronavirus Relief Programs” means any federal, state and local Governmental Authority relief programs established in response to the Coronavirus Pandemic, including any relief established or authorized under the CARES Act, and applicable rules, regulations and guidance, in each case, as amended.

“Creditors’ Rights and Equitable Principles” has the meaning set forth in Section 3.01.

“Current Assets” means accounts receivable (including unbilled receivables and employee receivables, but in all cases net of reserves for doubtful accounts), inventory (net of reserves for obsolete or excess inventory), prepaid expenses and other current assets, all determined in accordance with (a) GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end and (b) the example calculation of Current Assets (including the applicable line items to be included in such calculation) set forth in Exhibit B attached hereto; provided, that “Current Assets” shall exclude all Cash and any prepaid amounts in respect of Closing Transaction Expenses.

“Current Liabilities” means accounts payable (including vendor, materials, subcontractor payables, travel and lodging payables and other job costs), accrued sales and use Taxes, customer deposits and other current liabilities (including accrued payroll, vacation/sick pay, lease and other payments under the Residential Leases and other employee benefits), but excluding the current portion of long term debt and accrued interest, all determined in accordance with (a) GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end and (b) the example calculation of Current Liabilities (including the applicable line items to be included in such calculation) set forth in Exhibit B attached hereto; provided, that “Current Liabilities” shall exclude all Indebtedness, right of use and short-term lease liabilities, and any amounts otherwise included in the calculation of Closing Indebtedness and Closing Transaction Expenses.

“D&O Policy” has the meaning set forth in Section 5.02.

“Data Breach” means (a) the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data transmitted, stored, or otherwise Processed or (b) any breach of Personal Data that would otherwise give rise to any obligations on behalf of any Acquired Company under Privacy and Information Security Requirements.

“Deal Communications” has the meaning set forth in Section 8.15.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller Parties and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Employee Plan” means any plan, program, agreement, policy, practice or arrangement that is an “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or provides benefits or compensation of any kind other than base salary, base hourly wages or overtime and other than any other plan, program, agreement, policy, practice or arrangement that is mandated by Applicable Law and maintained or sponsored by a Governmental Authority.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any Applicable Law, and any Governmental Order or binding agreement with any Governmental Authority, in each case, that: (a) relates to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerns the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, written notice of violation or infraction, or written notice regarding any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any corporation, trade or business (whether or not incorporated) that is treated as a single employer within the meaning of Section 414 of the Code.

“Escrow Agent” means J.P. Morgan Chase Bank, N.A.

“Escrow Agreement” means an escrow agreement in substantially the form of Exhibit C attached hereto, which will be executed by Buyer, the Escrow Agent and Sellers’ Representative at or prior to the Closing.

“Estimated Closing Cash” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Payment” has the meaning set forth in Section 2.03(a)(i)(A).

“Estimated Closing Statement” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(i).

“Equity Securities” means (a) Capital Interests, (b) subscriptions, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any Person to acquire, any Capital Interest, (c) stock appreciation, unit appreciation, phantom stock, equity participation or similar rights and (d) securities convertible into or exercisable or exchangeable for any Capital Interests.

“Event of Loss” means, with respect to a Vessel, any of the following events: (i) loss of such Vessel or of the use thereof due to theft, disappearance, destruction, or damage thereto beyond reasonable repair; (ii) any damage to such Vessel that results in an insurance settlement with respect to such Vessel on the basis of a total loss or constructive total loss; (iii) the condemnation, forfeiture, confiscation, or secured of, or requisition of title to, such Vessel; or (iv) a requisition of use of such Vessel by any Governmental Authority.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Member” means, for a Person that is an individual, such Person’s spouse, and such Person’s and such Person’s spouse’s parents or lineal descendants, and the lineal descendants of the foregoing.

“Financial Statements” has the meaning set forth in Section 3.05.

“Firm” has the meaning set forth in Section 8.15.

“First Tranche Backlog Contracts” means the Contracts entered into by an Acquired Company in the Ordinary Course of Business prior to the Closing and set forth on Schedule 2.06(a).

“First Tranche Backlog Holdback Payment” has the meaning set forth in Section 2.06(a)(iii).

“First Tranche Backlog Holdback Period” has the meaning set forth in Section 2.06(a)(i).

“Fraud” means the actual knowledge of the falsity and intent to deceive in the making of any representations or warranties in any Transaction Document or in any certificate delivered pursuant thereto.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization and Authority the Seller Parties); Section 3.02 (Organization, Authority and Qualification of the Acquired Companies); Section 3.03 (Capitalization; Subsidiaries); Section 3.04 (No Conflicts; Consents); Section 3.09(a) (Title to Assets); Section 3.17 (Employees Benefit Matters); Section 3.19 (Tax Matters); Section 3.22 (Related Party Transactions); Section 3.26 (Brokers); Section 4.01 (Organization and Authority); Section 4.02 (No Conflicts; Consents); and Section 4.05 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Bid” means any quotation, bid or proposal by any Acquired Company that, if accepted or awarded, would result in or give rise to a Government Contract.

“Government Contract” means any Contract, including any prime contract, subcontract, letter contract, purchase order or delivery order, (a) by or between any Acquired Company and any Governmental Authority (including any facilities contract or lease for the use of government-owned facilities or assets) or (b) by or between any Acquired Company, as a subcontractor at any tier, and any other Person, including resellers and distributors, in connection with any contract with a Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any ruling, decision, order, injunction, verdict, assessment, subpoena, writ, judgment, decree, stipulation, consent order, consent agreement, decree, consent decree, determination or award issued, made or entered by or with any

Governmental Authority, whether preliminary or final, and any settlement agreement or compliance agreement entered into in connection with any Action.

“Hazardous Materials” means: (a) any material, substance, chemical, pollutant, contaminant, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined as or deemed hazardous, acutely hazardous, toxic, or words of similar import or otherwise regulated by any Environmental Law; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person: (a) for borrowed money, including any Payoff Amounts; (b) evidenced by notes, bonds, debentures or similar instruments; (c) for capital lease obligations (as determined in accordance with GAAP) or direct financing leases, and purchase money and off-balance sheet financing (other than under operating lease agreements); (d) in respect of amounts drawn or called upon, under acceptance credit, letters of credit, performance bonds, bankers’ acceptances or similar facilities or instruments, and all non-contingent reimbursement or payment obligations with respect to surety instruments; (e) for the deferred purchase price of property, assets, businesses, products or services to such Person; (f) arising out of any interest rate or currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates or any other hedging contracts or derivative agreements or arrangements, (g) any indebtedness or other amounts owing or due to any Seller Party or any Affiliate or Family Member of any of the forgoing or any amounts owed or payable with respect to obligations under any Contract with a Related Party, including (A) any amounts owed with respect to any dividends or distributions with respect to, or any repurchases or purchases of, any Equity Securities in any Acquired Company, and (B) any amounts owed under any management, advisory, professional services or other agreement with any such Person, (h) all indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in any asset or property owned or held by such Person (whether or not such indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person), (i) for any outstanding compensation, severance, or consulting amounts or other benefits or payment obligations owed (whether currently or for services to be provided in the future) to any former (as of the Closing) Service Provider (including any amounts paid in settlement of any Action claiming or demanding any such amounts) and any employer-side employment Taxes payable in connection therewith, (j) relating to any deferred compensation, commissions, bonuses, phantom stock or phantom equity arrangements (in each case, (A) whether accrued or not and (B) calculated in accordance with GAAP) in respect of any current or former Service Provider, and including any employer-side employment Taxes payable in connection therewith, or relating to any non-competition obligations, (k) any accrued, past-due, unfunded, or underfunded defined contribution, defined benefit, pension, or other retirement plan liabilities, including matching and profit-sharing contributions to any qualified retirement plan, any earnings or interest associated with such contributions, and any penalties that may be assessed by any Governmental Authority in connection with such contributions or the reporting thereof, (l) any deferred revenue, customer deposits and customer overpayments (except to the extent such amounts are included in the Estimated Closing Statement and Closing Working Capital as finally determined pursuant to Section 2.04), (m) for clauses (a) through (l) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, premiums, breakage costs, make-whole, expense reimbursement or other fees, costs, expenses or other payment obligations related thereto or associated with the repayment of such Indebtedness on the Closing Date, and (n) in the nature of guarantees of, or assurances to a creditor against, a loss with respect to the obligations described in the foregoing clauses (a) through (m) above of any other Person; provided, however, that Indebtedness will not include (i) trade accounts payable incurred in the Ordinary Course of Business to the extent included in the Current Liabilities used in the calculation of the Closing Working Capital included in the Estimated Closing Statement, and (ii) any Liabilities to the extent included in the Closing Transaction Expenses. Buyer and Seller Parties agree that (i) with respect to the bonus payments that may be due to Darrell Jamieson under that certain Stock Option Termination Agreement, dated as of April 19, 2022, as amended by the Stock Option Termination Agreement Amendment, that $450,000 (representing payments that may be owed on or before December 31, 2026 and December 31, 2027), shall be treated as Indebtedness, and (ii) an amount equal $281,667 for repairs, maintenance and recertification associated with the Spud Barge Ellis Island shall be treated as Indebtedness.

“Indemnification Escrow Account” means a separate account established in accordance with the terms in the Escrow Agreement, which will hold the Indemnification Escrow Amount, and all interest and other amounts earned thereon, in escrow pursuant to the Escrow Agreement.

“Indemnification Escrow Amount” means $144,000.00.

“Indemnified Parties” or “Indemnified Party” has the meaning set forth in Section 7.05(a).

“Indemnifying Parties” or “Indemnifying Party” has the meaning set forth in Section 7.05(a).

“Indemnifying Party Acknowledgment” has the meaning set forth in Section 7.05(a).

“Independent Accountants” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.13.

“Intellectual Property” means all intellectual property and proprietary rights of any kind or nature anywhere in the world, including all: (a) trademarks, service marks, trade names, trade dress, business names, logos, and other source designators, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, works of authorship (including all software) moral rights and other rights of authors, including all applications and registrations related to the foregoing; (c) trade secrets, know how, confidential information, data, databases, database rights, ideas, inventions, invention disclosures, discoveries, specifications, and improvements, whether or not patentable; (d) internet domain names, URLs, and social media accounts, (e) patents, patent applications, industrial designs, and utility models, including any extensions, reexaminations and reissues, divisionals, continuations and continuations-in-part to any of the foregoing; and (f) name, image, and likeness rights, including rights to privacy and publicity rights, and (g) tangible embodiments of all of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 6.05.

“International Trade Laws” means any applicable (a) Sanctions; (b) U.S. export control laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws); (c) Applicable Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United State Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (d) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (e) Applicable Laws pertaining to export, import and customs of other countries in which any Acquired Company has conducted and/or currently conducts its business.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the knowledge of each of John McAmis, Scott Vandegrift, Darrell Jamieson and Aaron Anderson. For purposes of this Agreement, any such individual shall be deemed to have knowledge of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) a prudent individual could be expected to discover such fact or other matter after reasonable investigation.

“Latest Balance Sheet” has the meaning set forth in Section 3.05.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.05.

“Law” any common law of any state or other jurisdiction, any federal, state, local or foreign law, statute, constitution, treaty, convention, ordinance, code, rule, order, regulation, judgment, decree, reporting or licensing requirement, certification, standard, accreditation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, or any Governmental Order.

“Leasing Company” has the meaning set forth in the Recitals.

“Liabilities” has the meaning set forth in Section 3.06.

“Losses” means any losses, damages, Liabilities, Taxes, judgments, interest, awards, penalties, fines, settlements, royalties, costs or expenses, including reasonable attorneys' fees and the cost of enforcing any applicable rights right to indemnification hereunder, but excluding all punitive damages other than those actually awarded to a third party.

“Major Casualty” means, in relation to a Vessel, any casualty to that Vessel in respect of which the claim or the aggregate of the claims against all insurers, inclusive of any franchise or deductible, exceeds or may exceed twenty-five thousand dollars ($25,000).

“Maritime Guidelines” means any United States (and, if applicable, international or non-United States) rule, code of practice, convention, protocol, guideline, or similar requirement or restriction concerning or relating to any Vessel, and to which a Vessel is subject and required to comply with, imposed, published, or promulgated by any relevant Governmental Authority (including the flag state of any Vessel), the International Maritime Organization, or the insurer of such Vessel.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of any Acquired Company or (b) the ability of the Seller Parties to consummate the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Material Customers” has the meaning set forth in Section 3.12(a).

“Material Suppliers” has the meaning set forth in Section 3.12(b).

“Member” and “Members” has the meaning set forth in the preamble.

“Membership Interest Assignment” means an assignment of membership interests with respect to all of the Acquired Interests in substantially the form of Exhibit D attached hereto.

“Newbuildings” means Vessels contracted to be constructed, under construction or newly constructed for, but not yet delivered to, an Acquired Company, other than the Company Vessels.

“Noncompete Period” has the meaning set forth in Section 5.07(a).

“Non-Owned Real Property” has the meaning set forth in Section 3.20(a).

“Offer Letters” has the meaning set forth in Section 2.03(b)(xii).

“Operating Company” has the meaning set forth in the Recitals.

“Ordinary Course of Business” means the ordinary and usual course of operations of the Business by the Acquired Companies through the date hereof consistent with past practice.

“Orion” means Orion Group Holdings, Inc., a Delaware corporation.

“Orion Common Stock” means the common stock, par value $0.01 per share, of Orion.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation or formation (including any certificate of designations thereto), bylaws, shareholders’ agreement(s), or similar governing instruments, including those required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Owned Real Property” has the meaning set forth in Section 3.20(a).

“Payoff Amount” means the aggregate dollar amount of the payoff amounts set forth in any Payoff Letters delivered by Sellers in connection with Closing.

“Payoff Letter” means, with respect to any Indebtedness of any Acquired Company or Indebtedness that is otherwise secured by the Acquired Interests or any of the assets or properties of the Acquired Companies, a payoff letter in form and substance reasonably acceptable to Buyer, signed by the Person to which such Indebtedness is payable (except in the case of equipment lessors and other financial institutions that customarily provide payoff statements electronically without signature), setting forth (a) the dollar amount required to pay off such Indebtedness in full (including, principal, interest and any applicable prepayment or other fees), (b) instructions for the payment of the Payoff Amount by wire transfer or by check, and (c) confirmation that upon payment of the Payoff Amount, such Person will grant a complete release of all Encumbrances that such Person may hold on any of such assets.

“Permits” means all permits, licenses, franchises, approvals, permits, consents, grants, waivers, qualification, authorizations, registrations, certificates, variances and similar rights issued by, granted by, obtained from, or required to be obtained from, any Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 3.09(a).

“Permitted Transfer” means any Transfer (i) to an Affiliate of Sellers; (ii) to Buyer or any of its Subsidiaries, including pursuant to a share buyback, tender offer or any other lawful purchase of Orion Common Stock by Buyer or any of its Subsidiaries; (iii) pursuant to a liquidation, merger, consolidation, share exchange, reorganization, tender offer or other similar transaction involving Buyer or any of its Subsidiaries that has been approved, authorized or recommended by the board of directors of Buyer; provided, however, that in the case of any Transfer or distribution pursuant to clause (i) each transferee or distributee must sign and deliver a lock-up agreement on substantially the same terms as set forth in Section 5.10 of this Agreement to Buyer for a period terminating upon the expiration of the Restricted Period.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Guarantees” means the personal guarantees of John C. McCamis and Scott Vandegrift relating to the operation of the Business, including those listed on Section 3.05(b) of the Disclosure Schedules.

“Personal Data” means (a) all data that identifies an individual or, in combination with any other information or data available to the Acquired Companies, is capable of identifying or locating an individual or (b) as the terms “personal data,” “personal information,” “personally-identifiable information,” or similar terms, are otherwise defined under Privacy and Information Security Requirements.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Pre-Closing Engagement” has the meaning set forth in Section 8.15.

“Post-Closing Payment Objection” has the meaning set forth in Section 2.06(c)(ii).

“Post-Closing Payment Review Period” has the meaning set forth in Section 2.06(c)(ii).

“Post-Closing Payment Statement” has the meaning set forth in Section 2.06(c)(ii).

“Pre-Closing Period” has the meaning set forth in Section 6.01(a).

“Pre-Closing Taxes” means, without duplication, any Taxes (a) imposed on or with respect to any Seller Party for any taxable period, (b) imposed on any Acquired Company or with respect to its assets or operations for any Pre-Closing Period, (c) that are withholding Taxes imposed on Buyer or any of its Affiliates with respect to any payment made pursuant to this Agreement, (d) of any Person other than an Acquired Company imposed on an Acquired Company as a result of such Acquired Company being a member of any Affiliated Group before the Closing pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or non-U.S. Law, (e) of any Person (other than an Acquired Company) imposed on any Acquired Company as a transferee or successor, by contract or pursuant to any Applicable Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, (f) imposed on Buyer as a transferee or successor of any Seller Party, or (g) arising out of or relating to any breach of representation or warranty or failure to fully perform any covenant, agreement, undertaking or obligation by any Seller Party, Sellers’ Representative, or any Acquired Company under this Agreement.

“Preferred Bidder Status” means, as to a Government Contract and Government Bid in which any Acquired Company (or any Seller in relation to the Business) at the time of submission of such Government Bid or at the time of executing such Government Contract represented that the Acquired Company (or any Seller in relation to the Business), individually or as a member of a joint venture or other arrangement, was a small business concern, a small disadvantaged business, a service-disabled, veteran-owned small business concern, a veteran-owned small business concern, a woman-owned business concern, a “protégé” under a mentor-protégé agreement or program, or had or qualified for any other preferential or other “set aside” status.

“Privacy and Information Security Requirements” means (a) all Applicable Laws relating to the Processing of Personal Data, data privacy, or information security, such as the Federal Trade Commission Act, state privacy laws (such as the California Consumer Privacy Act of 2018), the Gramm-Leach-Bliley Act, the General Data Protection Regulation 2016/679 and all implementation legislation relating thereto, or state data breach laws and (b) the Payment Card Information Data Security Standards.

“Privacy Notices” means any internal and external notices, policies, disclosures, or public representations by an Acquired Company in respect of such Acquired Company’s Processing of Personal Data or privacy practices.

“Privileged Deal Communications” has the meaning set forth in Section 8.15.

“Process,” “Processed,” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including via security measures), disposal, disclosure of, or other activity or operation regarding, data (whether electronically or in any other form or medium), including Personal Data.

“Promissory Note” means a subordinated, unsecured promissory note issued by Buyer or an Affiliate of Buyer in favor of Sellers in the original principal amount equal to the Promissory Note Amount, in substantially the form of Exhibit E attached hereto.

“Promissory Note Amount” means Twelve Million Dollars ($12,000,000).

“Qualified Benefit Plan” has the meaning set forth in Section 3.17(b).

“Qualifying Individuals” and “Qualifying Individuals” has the meaning set forth in Section 3.15(b).

“Real Property” has the meaning set forth in Section 3.20(a).

“Real Property Agreements” has the meaning set forth in Section 3.20(a).

“Related Party” means (a) any current or former direct or indirect holder of any Equity Securities of any Acquired Company; (b) any individual who is, or in the last five (5) years has been, an officer, director, manager or partner of an Acquired Company; (c) any Affiliate of an

Acquired Company; (d) any Affiliate or Family Member of any of the Persons referred to in clauses (a), (b), and (c) above; and (e) any trust or other Person in which any one of the Persons referred to in clauses (a), (b), (c) and (d) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or ownership interest).

“Related Party Arrangements” has the meaning set forth in Section 5.09.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remedial Action” means any action to (a) clean up, remove, treat or handle in any other way Hazardous Substances in the environment, (b) prevent the release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Representation and Warranty Insurance Policy” has the meaning set forth in Section 5.04.

“Representative” means, with respect to any Person, any and all equityholders, directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Residential Leases” means the leases, and all amendments thereto, with respect to the leases of the Real Property located at 810 S. King St. #3206, Honolulu Hawaii 96813; 343 Hobron Ln. Apt. 1802, Honolulu, Hawaii 96815 and 343 Hobron Ln. Apt. 3102, Honolulu, Hawaii 96815.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Period” means the period commencing on the date of the Closing and ending on the date that is 365 days after the date of the Closing.

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, the Office of Foreign Assets Control, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S.

Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the Office of Foreign Assets Control Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or any similar list maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority; (c) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and, prior to January 17, 2017, Sudan); or (d) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).

“Second Tranche Backlog Contracts” means the Contracts bid on behalf of an Acquired Company in the Ordinary Course of Business within six months following the Closing and ultimately awarded to an Acquired Company; provided, in each case, that a Contract shall only constitute a “Second Tranche Backlog Contract” hereunder (including, without limitation, for purposes of calculating a Second Tranche Backlog Holdback Payment, if any) if such Contract corresponds directly to a project set forth on Schedule 2.06(b).

“Second Tranche Backlog Holdback Payment” has the meaning set forth in Section 2.06(a)(iii).

“Second Tranche Backlog Holdback Period” has the meaning set forth in Section 2.06(a)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” have the meanings set forth in the preamble.

“Seller Indemnified Parties” means the following Persons: (a) Sellers; (b) Sellers’ direct and indirect parents and Affiliates; (c) the respective owners, stockholders, members and other Representatives of the Persons referred to in the foregoing clauses (a) and (b); and (d) the respective successors and permitted assigns of the Persons referred to in the foregoing clauses (a), (b) and (c).

“Seller R&W Retention Amount” means $144,000.00

“Seller Released Claims” has the meaning set forth in Section 5.08(a).

“Seller Released Parties” has the meaning set forth in Section 5.08(c).

“Seller Releasing Parties” has the meaning set forth in Section 5.08(a).

“Seller Party” and “Seller Parties” has the meaning set forth in the preamble.

“Sellers’ Representative” has the meaning set forth in the preamble.

“Sellers’ Representative Group” has the meaning set forth in Section 8.14(f).

“Service Provider” means each employee, director, manager, consultant, leased employee, independent contractor and other individual service provider of any Acquired Company.

“Shareholder” and “Shareholders” has the meaning set forth in the preamble.

“Skaglund Quarry Lease” means that certain Lease, dated January 9, 2026, by and between Skaglund Quarry, LLC and the Operating Company.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Stock Consideration” means 91,196 shares of Orion Common Stock issued or to be issued to Scott M. Vandegrift, as Trustee of The Scott M. Vandegrift Trust, and 91,196 shares of Orion Common Stock issued or to be issued to John C. McAmis, as Trustee of The John C. McAmis Trust, each under the terms and conditions of Section 2.07.

“Stock Consideration Amount” means Two Million Dollars ($2,000,000).

“Stock Option Termination Agreement Amendments” has the meaning set forth in Section 2.03(b)(xiv).

“Stock Powers” means stock powers or other instruments of transfer duly executed in blank form, in substantially the form of Exhibit F attached hereto.

“Straddle Period” has the meaning set forth in Section 6.01(b).

“Subordination Agreement” means that certain Subordination Agreement by and between the Sellers’ Representative and UMB Bank, N.A. and acknowledged by Buyer.

“Subsidiary” of any Person means, on any date, any Person of which Equity Securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more direct or indirect subsidiaries of such Person.

“Substantial Completion” means the point in time at which a project performed by an Acquired Company pursuant to a First Tranche Backlog Contract or Second Tranche Backlog Contract reaches “substantial completion” (or similar term of like import) (a) in accordance with the terms of the First Tranche Backlog Contract or Second Tranche Backlog Contract, as applicable, underlying such project or (b) solely in the absence of a concept of “substantial completion” (or similar term of like import) in an applicable First Tranche Backlog Contract or Second Tranche Backlog Contract, as determined by the Parties, each acting in good faith and considering reasonable criteria, including the percentage completion of the aggregate work under the project, generally accepted industry standards, and percentage of funds expected under the contract actually received compared to the total funds expected.

“Target Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Taxes” means (a) any federal, state, local and non-U.S. income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, estimated, real property gains, value added, entertainment, amusement, customs, duties, ad valorem, natural resources, premium, environmental, social security, unemployment, disability, registration, franchise, gross receipts, payroll, sales, employment, use, property, real property, personal property, excise, stamp, alternative or add-on minimum or other withholding tax, composite, healthcare or other tax of any kind whatsoever, and (b), escheat or unclaimed property fees, obligations, liabilities, or charges (whether or not considered a tax under Applicable Law), in each case ((a) and (b)), imposed by a Governmental Authority, including any interest, penalty or addition thereto including as the result of any failure to file or timely file a Tax Return, and including any Liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign law or otherwise, and any liabilities resulting from imputed underpayments determined under Code Section 6225.

“Tax Claim” has the meaning set forth in Section 6.04.

“Tax Representations” has the meaning set forth in Section 6.04.

“Tax Return” means returns, reports, estimates, declarations, statements and any other documents of any nature relating to, or required to be filed in connection with, any Taxes (including any elections, declarations, schedules or attachments thereto, and any amendments thereof and including Treasury Form TD F 90-22.1 and FinCEN Form 114), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the any of the Acquired Companies.

“Territory” has the meaning set forth in Section 5.07(a).

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Trade Secrets” has the meaning set forth in Section 5.07(a).

“Transaction Documents” means this Agreement (including the Schedules, Disclosure Schedules and Exhibits attached hereto), the Escrow Agreement, the Promissory Note, the Stock Powers, the Membership Interest Assignment, and all other agreements, certificates, documents and other instruments to be entered into or delivered pursuant to or in connection with this Agreement or the Contemplated Transactions.

“Transaction Expenses” means the aggregate amount of any of the following incurred by or on behalf of any Seller Party or any Acquired Company on or prior to the Closing Date (or incurred on or prior to the Closing Date by any other Person that is required to be paid or reimbursed by a Seller Party or an Acquired Company): (a) all compensation, benefits or other amounts paid or required to be paid to any current or former Service Provider or agent arising or resulting from, triggered by, payable, owing or otherwise in connection with this Agreement or the Contemplated Transactions (whether arising out of Contracts entered into by or for the benefit of an Acquired Company or any current or former Service Provider prior to Closing, any Applicable Law, or otherwise), including the amount of stay bonuses, sale bonuses or payments, change of control bonuses or payments, retention bonuses or payments, severance payments, transaction bonuses or payments or similar arrangements, bonuses or payments that are incurred or otherwise become payable by an Acquired Company, in connection with the negotiation, execution and/or delivery of this Agreement or any other Transaction Documents or the consummation of the Closing (whether or not such amounts, bonuses or payments do not become payable until the occurrence of a termination of employment (except for termination of employment by an Acquired Company after the Closing without cause) or any other event or circumstance that may occur after the consummation of the transactions contemplated hereby), together with any Taxes relating thereto or arising therefrom (including the applicable employer’s portion of Social Security, Medicare, FUTA, and other payroll Taxes associated therewith), (b) all costs, commissions, fees and expenses of any Seller Party or any Acquired Company incurred in connection with the negotiation, preparation, execution and/or delivery of this Agreement or any of the Transaction Documents, any offering or marketing materials or the consummation of the transactions contemplated hereby, including any investment banking, accounting, consulting, broker, finder, advisory, attorney and other professional and other costs, fees and expenses, (c) the employer’s portion of Social Security, Medicare, FUTA, and other payroll Taxes attributable to or associated with the exercise, payout or cancellation of any Acquired Interests, options, profits interests or other Equity Securities in connection with the Contemplated Transactions, (d) one-half of the escrow service fees payable under the Escrow Agreement and (e) one-half of the premiums and other fees and expenses payable under the Representation and Warranty Insurance Policy, in the case of each of clauses (a) through (e) above, to the extent unpaid by the Seller Parties or the Acquired Companies prior to the Closing.

“Transaction Expense Amount” means the aggregate dollar amount of the invoiced amounts set forth in the Transaction Expense Invoices delivered by Sellers in connection with Closing.

“Transaction Expense Invoices” means customary invoices, in form and substance reasonably satisfactory to Buyer, each signed by the Person to which any Transaction Expense is owed (except in the case of professional service providers or other institutions that customarily provide payment invoices electronically without signature), reflecting amounts and corresponding manner of payment in respect of all Transaction Expenses.

“Transfer” means, with respect to the Orion Common Stock, directly or indirectly, by operation of Law, contract or otherwise, (a) the sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition to any Person of such Orion Common Stock, in whole or in part, including as a result of foreclosure on a security interest, (b) any hedging, swap, forward contract or other transaction that is designed to or which reasonably could be expected to lead to or result in a transfer or other disposition of Beneficial Ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of, or pecuniary interest in, or the economic consequences of having Beneficial Ownership of, such Orion Common Stock, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Orion Common Stock, (c) any short sale of, or trade in, such Orion Common Stock, or entry into any transaction with respect to derivative securities representing the right to vote or economic benefits of, such Orion Common Stock, or (d) any entry into any contract, option or other arrangement or understanding with respect to the matters described in the foregoing clauses (a) to (c). The entry into a Rule 10b5-1 plan that does not authorize transactions during the Restricted Period shall not constitute a Transfer; provided, that no public announcement or disclosure of such is made prior to the termination of the Restricted Period with respect to any of the Orion Common Stock subject thereto.

“Transfer Taxes” has the meaning set forth in Section 6.02.

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Vessel” means a vessel or barge, together with its Appurtenances.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings and mass layoffs.

Article II
Purchase and sale
Section 2.01Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (a) the Shareholders shall sell to Buyer, and Buyer shall purchase from the Shareholders, all of each Shareholder’s right, title and interest in and to the Acquired Operating Company Shares, free and clear of all Encumbrances, and (b) the Members shall sell to Buyer, and Buyer shall purchase from the Members, all of each Member’s right, title and interest in and to the Acquired Leasing Company Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.
Section 2.02Purchase Price at the Closing. The aggregate consideration (the “Purchase Price”) for the Acquired Interests at the Closing shall consist of (a) the Stock Consideration and (b) an amount of cash equal to Sixty Two Million Dollars  ($62,000,000) (as adjusted and paid in accordance with Section 2.03, the “Cash Purchase Price”), in each case to be paid in accordance with Section 2.03 and subject to adjustment pursuant to Section 2.04, Section 2.06, Article VII or otherwise in accordance with the terms of this Agreement.
Section 2.03Transactions to be Effected at the Closing.
(a)At the Closing, Buyer shall deliver, or cause to be delivered:
(i)To Sellers:
(A)cash in an amount equal to the Cash Purchase Price, minus the Estimated Closing Indebtedness, minus the Estimated Closing Transaction Expenses, plus or minus, as applicable, the Closing Adjustment determined pursuant to Section 2.04(a), plus the Estimated Closing Cash, minus the Adjustment Escrow Amount, minus the Indemnification Escrow Amount, minus the Promissory Note Amount, by wire transfer of immediately available funds to an account designated in writing by Sellers’ Representative to Buyer (such resulting amount, the “Estimated Closing Payment”);
(B)the Stock Consideration (subject to Section 2.07), in the proportions mutually agreed among Buyer and Sellers;
(C)the Promissory Note, duly executed by Buyer or an Affiliate of Buyer;
(D)the Membership Interest Assignment, duly executed by Buyer;
(E)the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
(F)the Offer Letters, duly executed by Buyer or an Affiliate of Buyer; and
(G)the Subordination Agreement, duly acknowledged by Buyer.
(ii)to the Persons to which the Payoff Amount is payable, the Payoff Amount, in accordance with the Payoff Letters;
(iii)to the Persons to which the Transaction Expense Amount is payable, the Transaction Expense Amount, in accordance with the Transaction Expense Invoices; and
(iv)to the Escrow Agent, the Adjustment Escrow Amount and the Indemnification Escrow Amount.
(b)At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer:
(i)the Membership Interest Assignment, duly executed by Sellers;
(ii)Stock Powers with respect to the Acquired Operating Company Shares, duly executed by Sellers;
(iii)the Estimated Closing Statement, as required to be delivered pursuant to Section 2.04(a);
(iv)Payoff Letters from the Persons to which the Payoff Amount is payable;

(v)Transaction Expense Invoices from the Persons to which the Transaction Expense Amount is payable;
(vi)a certificate, dated as of the Closing Date and signed by a duly authorized officer of each Acquired Company, certifying (A) that attached thereto are true and complete copies of (I) all Organizational Documents of each Acquired Company, in each case as amended and/or restated and in effect as of immediately prior to the Closing, and (II) all resolutions adopted by the board of directors, trustee or comparable governing body or other Persons of each Acquired Company and each Seller Party authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, the consummation of the Contemplated Transactions and other matters, (B) that all such documents and resolutions are in full force and effect and, with respect to the resolutions, that such resolutions are all the resolutions adopted by the Acquired Companies and the Seller Parties in connection with the Contemplated Transactions, and (C) the names and signatures of the officers or other representatives of the Acquired Companies or any Seller Party (including Sellers’ Representative) authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;
(vii)a good standing certificate (or comparable state deliverable) of each Acquired Company from the Secretary of State of the State of California, the Secretary of State of the State of Washington and each other state or jurisdiction in which any Acquired Company is qualified to conduct business, in each case dated no more than ten (10) days prior to Closing;
(viii)an affidavit of non-foreign status by each Seller Party and each Acquired Company that complies with Section 1445 of the Code;
(ix)all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or notices to, any Person required in connection with the execution, delivery or performance of this Agreement as set forth on Schedule 2.03(b)(vix), if any, each of which shall be in full force and effect and in form and substance reasonably satisfactory to Buyer;
(x)evidence of termination of the Related Party Arrangements as required to be delivered pursuant to Section 5.09, if any;
(xi)duly executed, written resignations of each officer, director and/or  manager of each Acquired Company (other than those individuals specified by Buyer at least three (3) Business Days prior to the Closing), which resignations shall be effective upon the Closing;
(xii)the Escrow Agreement, duly executed by Sellers’ Representative;
(xiii)offer letters, in form and substance reasonably satisfactory to Buyer, duly executed by the Persons set forth in Schedule 2.03(b)(xii) (the “Offer Letters”);
(xiv)the stock option termination agreement amendments, in a form and substance reasonably satisfactory to Buyer, one duly executed between the Operating Company and Aaron Anderson and one duly executed between the Operating Company and Darrell Jamieson (the “Stock Option Termination Agreement Amendments”);

(xv)evidence of payment of the profit sharing bonuses to Aaron Anderson and Darrell Jameison, the associated withholding contemplated by the Stock Option Termination Agreement Amendments, and appropriate remittance to the appropriate Governmental Authority;
(xvi)evidence of issuance of the D&O Policy, in form and substance reasonably satisfactory to Buyer, as required pursuant to Section 5.02;
(xvii)the Subordination Agreement, duly executed by the Sellers’ Representative;
(xviii)an IRS Form W-9 provided by each of Scott M. Vandegrift and John C. McAmis;
(xix)spousal consents of Erin F. Vandegrift and Lisa McAmis, in form and substance reasonably satisfactory to Buyer;
(xx)an acknowledgement of payment and release of security interest and declaration regarding ownership interest in the Operating Company, from each of John E. McAmis and Renee C. McAmis, in form and substance reasonably satisfactory to Buyer; and
(xxi)all other documents or instruments as Buyer may reasonably request to consummate the Contemplated Transactions.
Section 2.04Purchase Price Adjustment.
(a)Closing Adjustment.
(i)At least one (1) Business Day before the Closing, Sellers shall prepare and deliver to Buyer a written statement setting forth Sellers’ good faith estimated calculations of (A) Closing Working Capital (the “Estimated Closing Working Capital”), (B) Closing Indebtedness (“Estimated Closing Indebtedness”), (C) Closing Transaction Expenses (“Estimated Closing Transaction Expenses”), (D) Closing Cash (“Estimated Closing Cash”) and (E) the Estimated Closing Payment, which statement shall also contain an estimated balance sheet of each of the Acquired Companies as of the Closing Date (without giving effect to the transactions contemplated herein) (such statement, the “Estimated Closing Statement”), together with a certificate executed by a duly authorized officer of each of the Acquired Companies certifying that the Estimated Closing Statement was prepared in accordance with (y) GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements as if such Estimated Closing Statement was being prepared as of a fiscal year end and (z) the definitions of Current Assets and Current Liabilities set forth herein (including, for the avoidance of doubt, Exhibit B attached hereto).
(ii)The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus Four Million Five Hundred Sixty Thousand Four Hundred Fifty-Nine Dollars ($4,560,459.00) (the “Target Working Capital”). If the Closing Adjustment is a positive number, the Cash Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Cash Purchase Price shall be reduced by the amount of the Closing Adjustment.

(b)Post-Closing Adjustment.
(i)Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth its calculation of Closing Working Capital, Closing Indebtedness, Closing Transaction Expenses, Closing Cash and the amount of the Closing Payment, which statement shall contain a balance sheet of each of the Acquired Companies as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Statement”), together with a certificate executed by a duly authorized officer of Buyer certifying that the Closing Statement was prepared in accordance with (A) GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements as if such Closing Statement was being prepared as of a fiscal year end and (B) the definitions of Current Assets and Current Liabilities set forth herein (including, for the avoidance of doubt, Exhibit B attached hereto).
(ii)The “Post-Closing Adjustment” shall be an amount equal to the Closing Payment (as finally determined in accordance with Section 2.04(c)) minus the Estimated Closing Payment. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers an amount equal to the Post-Closing Adjustment in accordance with Section 2.04(c)(vi); provided, that there will be no positive adjustment for Closing Working Capital unless the Closing Working Capital, as finally determined pursuant to this Section 2.04 exceeds an amount equal to one hundred five percent (105%) of Target Working Capital. If the Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment in accordance with Section 2.04(c)(vi); provided, that there will be no negative adjustment for Closing Working Capital unless the Closing Working Capital, as finally determined pursuant to this Section 2.04 is less than an amount equal to ninety-five percent (95%) of Target Working Capital.
(c)Examination and Review.
(i)Examination. After receipt of the Closing Statement, Sellers shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, Sellers and their respective Representatives shall have access to the books and records of the Acquired Companies, the personnel of Buyer and/or its Representatives to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer's or an Acquired Company’s possession) relating to the Closing Statement as Sellers may reasonably request solely for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (as defined below); provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Acquired Companies and does not require Buyer to disclose any attorney-client privileged information to the extent that disclosure thereof could result in the loss of such attorney-client privilege.
(ii)Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Sellers and shall be final and binding. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as agreed in writing by Buyer and Sellers shall be final and binding.
(iii)Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Grant Thornton LLP, or if Grant Thornton LLP is unable to serve, Buyer and Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants, other than any such firm that is then serving, or has in the last five (5) served, as a Representative of Buyer, Sellers or their respective Affiliates (Grant Thornton LLP or such other accountants, the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. Each party hereby acknowledges that if either party requests resolution of such matters by Independent Accountants as described in the preceding sentence, then no party shall have any right to have such dispute litigated in a court (including by jury trial) or otherwise appeal any resulting determination.  The parties hereto further acknowledge and agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide, based solely on the submissions by Sellers and Buyer, and not by independent review, the specific items under dispute by the parties in accordance with the terms of this Agreement and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.
(iv)Fees of the Independent Accountants. Sellers shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants' determination and Sellers’ determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer's determination and Sellers’ determination differ from the determination of the Independent Accountants). Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Sellers are not required to pay hereunder.
(v)Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto, absent manifest error.

(vi)Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (y) within five (5) Business Days of acceptance of the applicable Closing Statement or (z) if there are Disputed Amounts, then Undisputed Amounts shall be due within five (5) Business Days of acceptance of such Undisputed Amounts and Disputed Amounts shall be paid within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers’ Representative, as the case may be.  If there is a Post-Closing Adjustment in Buyer’s favor, then Buyer and Sellers’ Representative will execute and deliver a joint written instruction to the Escrow Agent to transfer to Buyer, or at Buyer’s direction, to any of the Acquired Companies, by wire transfer of immediately available funds out of the Adjustment Escrow Account, an amount equal to the Post-Closing Adjustment. In the event such Post-Closing Adjustment exceeds the balance of the Adjustment Escrow Account, Buyer shall be entitled to recover such excess amount directly from Sellers (including, without limitation, pursuant to Section 7.09), and the Seller Parties shall be jointly and severally liable for payment of any such amount. To the extent there are funds remaining in the Adjustment Escrow Account after determination and payment in full of the Post-Closing Adjustment, if any, Buyer and Sellers’ Representative will execute and deliver a joint written instruction to the Escrow Agent to release all remaining amounts, if any, in the Adjustment Escrow Account to Sellers.
(vii)Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Applicable Law.
Section 2.05Closing. Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions will take place contemporaneously with the execution and delivery by and between the parties of this Agreement and by the exchange of signatures in person, by email transmission or other commercially recognized methods of electronic transmission on the date of this Agreement (the “Closing”), or at such other time, date and/or place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing will be deemed to be effective for all purposes as of 11:59 p.m. Central time on the Closing Date (the “Effective Time”).
Section 2.06Contingent Consideration.
(a)First Tranche Backlog Holdback Opportunity.
(i)Following the Closing, Buyer may be obligated to pay Sellers additional consideration based on the financial performance of the Acquired Companies with respect to the First Tranche Backlog Contracts and the occurrence of certain other events described herein during the period beginning on the day immediately following the Closing Date and continuing until the date that is three (3) months following the earlier to occur of the expiration or termination of, or Substantial Completion of all of the Acquired Companies’ performance obligations under, all of the First Tranche Backlog Contracts (the “First Tranche Backlog Holdback Period”). Subject to Section 7.09, following the First Tranche Backlog Holdback Period, Sellers shall become eligible to receive additional consideration (or be deemed ineligible to receive additional consideration) as follows:
(ii)If Backlog Project Profit realized by the Acquired Companies during the First Tranche Backlog Holdback Period with respect to the First Tranche Backlog Contracts is less than Ten Million Dollars ($10,000,000), Buyer shall not owe any payment to Sellers under this Section 2.06(a).
(iii)If Backlog Project Profit realized by the Acquired Companies during the First Tranche Backlog Holdback Period with respect to the First Tranche Backlog Contracts is equal to or greater than Ten Million Dollars ($10,000,000), Buyer shall pay to Sellers an amount equal to (the “First Tranche Backlog Holdback Payment”):
(A)	Ten Million Dollars ($10,000,000); plus
(B)	Forty percent (40%) of each dollar of Backlog Project Profit realized by the Acquired Companies during the First Tranche Backlog Holdback Period with respect to the First Tranche Backlog Contracts in excess of Ten Million Dollars ($10,000,000).
(iv)For illustrative purposes only, if Backlog Project Profit realized by the Acquired Companies during the First Tranche Backlog Holdback Period with respect to the First Tranche Backlog Contracts totaled Twelve Million Dollars ($12,000,000), Buyer would pay to Sellers an amount pursuant to this Section 2.06(a) equal to Ten Million Eight Hundred Thousand Dollars ($10,800,000) (i.e., $10,000,000 + 40%*($12,000,000-$10,000,000)).
(v)Notwithstanding anything to the contrary in this Section 2.06, (A) the parties acknowledge and agree that the foregoing First Tranche Backlog Holdback Payment is solely intended to be a one-time payment obligation of Buyer and (B) upon the earlier to occur of (I) payment of the First Tranche Backlog Holdback Payment or (II) expiration of the First Tranche Backlog Holdback Period without Sellers becoming eligible for payment of the First Tranche Backlog Holdback Payment pursuant to Section 2.06(a)(iii), Buyer shall have no further obligation to make any payment to Sellers pursuant to Section 2.06(a).
(b)Second Tranche Backlog Holdback Opportunity.
(i)Following the Closing, Buyer may be obligated to pay Sellers additional consideration based on the financial performance of the Acquired Companies with respect to the Second Tranche Backlog Contracts and the occurrence of certain other events described herein during the period beginning on the day immediately following the Closing Date and continuing until the date that is three (3) months following the earlier to occur of the expiration or termination of, or Substantial Completion of all of the Acquired Companies’ performance obligations under, all of the Second Tranche Backlog Contracts (the “Second Tranche Backlog Holdback Period”). Subject to Section 7.09, following the Second Tranche Backlog Holdback Period, Sellers shall become eligible (or be deemed ineligible to receive additional consideration)  to receive additional consideration in an amount equal to forty percent (40%) of each dollar of Backlog Project Profit realized by the Acquired Companies with respect to the Second Tranche Backlog Contracts during the Second Tranche Backlog Holdback Period (the “Second Tranche Backlog Holdback Payment”).
(ii)For illustrative purposes only, if Backlog Project Profit realized by the Acquired Companies during the Second Tranche Backlog Holdback Period with respect to the Second Tranche Backlog Contracts totaled Twelve Million Dollars ($12,000,000), Buyer would pay to Sellers an amount pursuant to this Section 2.06(b) equal to Four Million Eight Hundred Thousand Dollars ($4,800,000) (i.e., 40%*($12,000,000)).
(iii)Notwithstanding anything to the contrary in this Section 2.06, (A) the parties acknowledge and agree that the foregoing Second Tranche Backlog Holdback Payment is solely intended to be a one-time payment obligation of Buyer and (B) upon the earlier to occur of (I) payment of the Second Tranche Backlog Holdback Payment or (II) expiration of the Second Tranche Backlog Holdback Period without Sellers becoming eligible for payment of the Second Tranche Backlog Holdback Payment pursuant to this Section 2.06(b)(i), Buyer shall have no further obligation to make any payment to Sellers pursuant to Section 2.06(b).
(c)General Provisions Applicable to Contingent Consideration.
(i)Notwithstanding anything herein to the contrary, the Sellers shall not be entitled to receive any Backlog Holdback Payment if any Seller Party has breached such Seller Party’s obligations set forth in Section 5.07.
(ii)On or before the date that is forty-five (45) days following the expiration of the applicable Backlog Holdback Period, Buyer shall deliver to Sellers a statement (a “Post-Closing Payment Statement”) that sets forth Buyer’s calculation of Backlog Project Profit for the applicable Backlog Holdback Period. During the fifteen (15)-day period immediately following Sellers’ receipt of the Post-Closing Payment Statement (a “Post-Closing Payment Review Period”), Sellers may dispute the calculation of the applicable Backlog Project Profit set forth on the applicable Post-Closing Payment Statement by delivering notice of objection (a “Post-Closing Payment Objection”) to Buyer within the applicable Post-Closing Payment Review Period. If Sellers do not deliver a Post-Closing Payment Objection to Buyer within the applicable Post-Closing Payment Review Period, the calculation of the applicable Backlog Project Profit set forth in the applicable Post-Closing Payment Statement shall be deemed to be final and binding. A Post-Closing Payment Objection timely delivered pursuant to this Section 2.06(c)(ii) shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. During the thirty (30) days following delivery of a Post-Closing Payment Objection, the parties shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in such Post-Closing Payment Objection. At the end of each such thirty (30)-day period, Sellers and Buyer shall submit any and all matters (but only such matters) which remain in dispute and which were properly included in the Post-Closing Payment Objection to the Independent Accountants for review and resolution. Buyer and Sellers shall instruct the Independent Accountants to make a final and binding determination with respect to the computation of the applicable Backlog Project Profit in accordance this Section 2.06. Buyer and Sellers shall cooperate with the Independent Accountants during the term of its engagement and will use commercially reasonable efforts to cause the Independent Accountants to resolve all remaining disagreements with respect to the computation of the applicable Backlog Project Profit as soon as practicable. The Independent Accountants shall consider only those items and amounts in Buyer’s and Sellers’ calculations of the applicable Backlog Project Profit that are identified as being items in dispute. In resolving any disputed item, the Independent Accountants may not assign a value to any item greater than the greatest value for such item claimed by a party or less than the smallest value for such item claimed by a party. The Independent Accountants determination of the applicable Backlog Project Profit will be based solely on written materials submitted by Buyer and Sellers (i.e., not on independent review) and on the definitions included herein. The Independent Accountants’ determination of the applicable Backlog Project Profit shall be final and binding on the parties hereto (which final determination shall be requested by the parties to be delivered not more than thirty (30) days following submission of such disputed matters), and such resolution by the Independent Accountants shall not be subject to court review or otherwise appealable by the parties. The fees and expenses of the Independent Accounts incurred pursuant to this Section 2.06 shall be paid in the manner set forth in Section 2.04(c)(iv), the terms of which shall apply mutatis mutandis.
(iii)Within five (5) Business Days after any Backlog Holdback Payment has been deemed final or is finally determined pursuant to Section 2.06(c)(ii), and so long as such Backlog Holdback Payment is due to Sellers pursuant to this Section 2.06 and Section 7.09, Buyer shall pay to Sellers such Backlog Holdback Payment in cash, by wire transfers of immediately available funds to an account designated by the Sellers’ Representative to Buyer in writing.
(iv)For purposes of compliance with Section 2.06(c)(ii), Buyer shall (i) furnish to Sellers and the Independent Accountants such work papers and other documents and information relating to the calculation of the applicable Backlog Project Profit as Sellers and the Independent Accountants may reasonably request; and (ii) provide Sellers and the Independent Accountants reasonable access to Buyer’s personnel and the right to examine and copy any accounts, documents or records directly pertaining to such calculations.
(v)The rights of Sellers to receive a Backlog Holdback Payment (i) is solely a contractual right and is not a security for purposes of any federal or state securities Laws (and shall confer upon Sellers only the rights of a general unsecured creditor under applicable state Law); (ii) will not be represented by any form of certificate or instrument; (iii) is not redeemable; and (iv) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of by Sellers without obtaining Buyer’s written consent.
(vi)The Parties agree that it is in their collective best interests to maximize the applicable Backlog Project Profit. From the Closing until expiration of the applicable Backlog Holdback Period, Buyer shall (i) not take any action with the primary intent or purpose of reducing, eliminating, avoiding, frustrating or minimizing Seller’s ability to receive a Backlog Holdback Payment, (ii) calculate Backlog Project Profit attributable to the First Tranche Backlog Contracts in a manner consistent with the Acquired Companies past practice where indicated on Exhibit A, and (iii) maintain reasonably sufficient accounting independence (including separate financial statements, if the Parties reasonably consider necessary for the calculation of the Backlog Project

Profit) with respect to the Acquired Companies’ respective businesses to facilitate the determination of Backlog Project Profit.
(vii)Any payments made pursuant to this Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Applicable Law.
Section 2.07Stock Consideration.
(a)Restrictive Legends. Except as provided below, any certificates issued in respect of the shares of Orion Common Stock issuable as Stock Consideration shall include the following legends (along with any other legends that may be required under Applicable Laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT RELATED THERETO OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH SHARES MAY BE TRANSFERRED PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

(b)Additional Restrictive Legends. Each Seller understands that the Orion Common Stock to be issued as Stock Consideration shall contain or be subject to the following legend during the Restricted Period:

“THESE SHARES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 5.10 OF THE SECURITIES PURCHASE AGREEMENT, DATED AS OF FEBRUARY 3, 2026, AS MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG ORION GROUP HOLDINGS, INC., THE SHAREHOLDERS, THE MEMBERS, THE BENEFICIAL OWNERS AND THE SELLERS’ REPRESENTATIVE, AND THESE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

(c)Book-Entry Accounts. In the event the Orion Common Stock issuable as Stock Consideration hereunder is represented by book-entry account on the books and records of Orion’s transfer agent, such book-entry shall include, except as provided below, such a restrictive legend.
(d)Removal of Legends. Following vesting, Buyer shall cause Orion to take all actions reasonably requested by the recipients of the Stock Consideration to permit them to sell the Stock Consideration pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), including the removal of any “restrictive” legend on certificates or “restrictive” notations on the book-entry evidencing such Orion Common Stock, and providing an opinion of counsel at Orion’s expense if requested by the transfer agent in connection with such removal.  Each of the recipients of the Stock Consideration shall provide Orion, its counsel or the transfer agent with evidence reasonably requested by them to cause the removal of any such “restrictive” legend or notation, including any information Orion reasonably deems necessary to determine that the legend is no longer required under the Securities Act or applicable state Laws, including a certification that (i) the recipient is not an Affiliate of Buyer (and a covenant to inform Orion if such recipient should thereafter become an Affiliate and to consent to either exchange any certificate representing the Orion Common Stock being issued as the Stock Consideration for one bearing an appropriate restrictive legend or have a restrictive notation added to such recipient’s book-entry) and (ii) the length of time the Orion Common Stock issued as Stock Consideration has been held by such recipient, and (iii) any other information reasonable requested by Orion to ensure compliance with Rule 144 of the Securities Act.
Section 2.08Withholding. Buyer shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under Applicable Law. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
Article III
Representations and warranties of the Seller Parties

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller Party, jointly and severally, represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01Organization and Authority of the Seller Parties.
(a)Each Seller Party that is a legal entity (including, for the avoidance of doubt, a trust) (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, (ii) has full organizational power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations hereunder and thereunder, and (B) consummate the Contemplated Transactions, and (iii) has duly and validly approved the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Contemplated Transactions by all necessary and appropriate meetings and approvals of such Seller Party’s trustees, members, managers, directors or stockholders, as applicable.
(b)Each Seller Party that is a natural person is a United States citizen and has full legal capacity and authority under all Applicable Laws to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

(c) The execution and delivery by each Seller Party of this Agreement and any other Transaction Document to which such Seller Party is a party, the performance by such Seller Party of its obligations hereunder and thereunder and the consummation by such Seller Party of the Contemplated Transactions has been duly and validly authorized by all requisite approvals, meetings and other actions of such Seller Party and any partners, shareholders, members, managers, directors, trustees, executors and/or other equityholders or governing bodies thereof, as applicable. This Agreement has been duly executed and delivered by each Seller Party, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all Laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (collectively, “Creditors’ Rights and Equitable Principles”). When each other Transaction Document (other than this Agreement) to which a Seller Party is or will be a party has been duly executed and delivered by such Seller Party (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller Party enforceable against it in accordance with its terms, subject to Creditors’ Rights and Equitable Principles.
Section 3.02Organization, Authority and Qualification of the Acquired Companies. Each Acquired Company is duly formed, validly existing and in good standing under the Laws of its state of organization and has all necessary corporate or limited liability company power and authority, as applicable, to own, operate or lease the properties and assets now owned, operated, used or leased by it and to carry on the Business. Each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be material to the Business. Each such jurisdiction is set forth in Section 3.02 of the Disclosure Schedules.
Section 3.03Capitalization; Subsidiaries.
(a)Section 3.03(a) of the Disclosure Schedules lists all of the issued and outstanding membership interests and capital stock of each Acquired Company, together with the name of the record owners thereof, all of which (i) are vested or will become vested as of immediately prior to the Closing to the extent outstanding as of such time and (ii) collectively represent 100% of the Acquired Interests to be conveyed to Buyer pursuant to this Agreement. Such Acquired Interests are exclusively owned, as of record and beneficially, by Sellers, free and clear of any Encumbrances (except for Encumbrances (i) arising under the Organizational Documents of the Acquired Companies or (ii) being released in connection with the Closing as provided herein).

(b)Neither the Operating Company nor the Leasing Company currently owns, nor has either of them ever owned, directly or indirectly, any Equity Securities in any Subsidiary or any other Person (nor does any Acquired Company have any right or obligation to acquire any Equity Securities in any Person). None of the Acquired Companies has agreed to make, or is obligated to make, any future investment in or capital contribution to any other Person. Except as expressly described in Section 3.03(b) of the Disclosure Schedule, there is no Person that (i) has merged with or has been wound up or converted into any Acquired Company, (ii)  a majority of whose Equity Securities has been acquired by any Acquired Company, or (iii) all or substantially all of whose assets have been acquired by any Acquired Company, or, in each case, any former Subsidiary of any Acquired Company. Except as expressly described in Section 3.03(b), no Acquired Company is, nor has any Acquired Company in the three (3) years prior to the Closing Date been, a participant in any joint venture. Except as expressly described in Section 3.03(b), each joint venture has not conducted and does not conduct any business, does not have and has not had any employees, does not have and has not had any assets, liabilities or obligations whatsoever, and is not party to any Contract.
(c)Other than the Acquired Interests set forth in Section 3.03(a) of the Disclosure Schedules, there are no other issued or outstanding Equity Securities in any Acquired Company.  All Equity Securities of each Acquired Company have been duly authorized and validly issued, and are fully paid and nonassessable.
(d)Each Acquired Company has complied with all applicable securities Laws in connection with the offer, sale or issuance of any Equity Securities of the Acquired Companies.
(e)Section 3.03(e) of the Disclosure Schedules sets forth all dividends declared or paid on, or distributions otherwise made in respect of, any Equity Securities of the Acquired Companies since June 11, 2021 (excluding distributions reflected in the Estimated Closing Statement to reduce Closing Cash to the amount agreed to by the Buyer and Seller Parties), and except as set forth in Section 3.03(e) of the Disclosure Schedules, no holder of Equity Securities in any Acquired Company is entitled to any priority or preferred return or distribution from any Acquired Company or in connection with the Contemplated Transactions. No member or equityholder of any of the Acquired Companies has any right to any distributions (with respect to Taxes or otherwise) from such Acquired Company that will survive the Closing.1
(f)Except as set forth in Section 3.03(f) of the Disclosure Schedules: (i) there are no preemptive rights or other similar rights in respect of any Equity Securities in any Acquired Company; (ii) there are no Encumbrances on any Equity Securities of any Acquired Company; (iii) other than the Organizational Documents of the Acquired Companies and this Agreement, there are no Liabilities or other obligations under any Contract to which any Acquired Company is a party relating to the ownership, issuance, subscription, purchase, transfer or voting of any Equity Securities in any Acquired Company or affecting the rights or obligations of any holder of any Equity Securities in any Acquired Company; (iv) except for the Contemplated Transactions,

1 Note to Sellers: Rep transferred from tax reps section; no substantive revisions other than placement in the document. To discuss.

there is no Liability or other obligations under any Contract, or provision in the Organizational Documents of any Acquired Company, which obligates any Acquired Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Securities in any Acquired Company; and (v) there are no existing rights with respect to registration under the Securities Act, as amended, or any state “blue sky” securities Laws, of any Equity Securities in any Acquired Company.
(g)Prior to the date hereof, the Seller Parties have made available to Buyer true, complete and correct copies of the Organizational Documents of the Acquired Companies.  None of the Acquired Companies is in violation of any of the provisions of their respective Organizational Documents.
Section 3.04No Conflicts; Consents. The authorization, execution, delivery and performance by each Seller Party of this Agreement and the other Transaction Documents to which such Seller Party is a party, and the consummation of the Contemplated Transactions by such Seller Party, do not and will not:
(a)conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Seller Party or any Acquired Company;
(b)conflict with or result in a violation or breach of any provision of any Applicable Law or Governmental Order applicable to such Seller Party or any Acquired Company;
(c)except as set forth in Section 3.04(c) of the Disclosure Schedules, require the consent, waiver, approval, notice or other action by any Person under, conflict with, result in a violation, breach or termination of, constitute a default under or result in the acceleration of any Material Contract to which such Seller Party or any Acquired Company is a party; or
(d)except as set forth in Section 3.04(d) of the Disclosure Schedules, require any consent, approval, Permit, Governmental Order, declaration, authorization, or filing with, or notice to, any Governmental Authority by or with respect to such Seller Party or any Acquired Company.
Section 3.05Financial Statements.
(a)True, correct and complete copies of the Acquired Companies’ (a) unaudited financial statements consisting of the combined balance sheet of the Acquired Companies as of December 31, 2024, December 31, 2023 and December 31, 2022, and the related combined statements of income and cash flows for the years then ended (collectively, the “Annual Financial Statements”), and (b) unaudited financial statements consisting of the combined balance sheet of the Acquired Companies as at December 31, 2025 and the related combined statements of income and cash flows for the twelve (12) - month period then ended (collectively, the “Latest Balance Sheet” and together with the Annual Financial Statements, the “Financial Statements”) are attached to Section 3.05(a) of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Latest Balance Sheet, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of each Acquired Company as of the respective dates they were prepared and the results of the operations of the Acquired Companies for the periods indicated. December 31, 2025 is referred to herein as the “Latest Balance Sheet Date”. Each Acquired Company maintains a standard system of accounting established and administered in accordance with GAAP. Since the Latest Balance Sheet Date, all current assets and current liabilities have been managed by the Acquired Companies in the Ordinary Course of Business (including the collection of accounts receivable and payment of accounts payable and other Liabilities).
(b)All Indebtedness of the Acquired Companies is set forth in Section 3.05(b) of the Disclosure Schedules.  For each item of Indebtedness, as of the date of this Agreement, Section 3.05(b) of the Disclosure Schedules accurately sets forth the applicable debtor, the Contract governing the Indebtedness (true, complete and correct copies thereof have been made available to Buyer prior to the date hereof), and the principal amount of the Indebtedness as of the Latest Balance Sheet Date.  Section 3.05(b) of the Disclosure Schedules contains a list of all Contracts pursuant to which any Person has guaranteed any Indebtedness or other Liabilities of any Acquired Company, and true, complete and correct copies of such Contracts have been made available to Buyer prior to the date hereof.
Section 3.06Undisclosed Liabilities. Except as set forth on Section 3.06 of the Disclosure Schedules, none of the Acquired Companies have any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Latest Balance Sheet as of the Latest Balance Sheet Date, (b) those which have been incurred in the Ordinary Course of Business since the Latest Balance Sheet Date and which are not material in amount, and (c) executory contract obligations (including potential warranty obligations) under Contracts to which one or more of the Acquired Companies is a party.
Section 3.07Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 3.07 of the Disclosure Schedules, since the Latest Balance Sheet Date, each Acquired Company has operated in the Ordinary Course of Business in all material respects (including with respect to the payment of accounts payable and other obligations and Liabilities and the collection of accounts receivable), and there has not been, with respect to any Acquired Company, any:
(a)change, event, occurrence or development that constitutes, or could reasonably be expected to constitute, a Material Adverse Effect;
(b)material change or amendment of its Organizational Documents;
(c)split, adjustment, combination, or reclassification of any of its Equity Securities;
(d)issuance, transfer, sale or other disposition of any of its Equity Securities, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Securities, or alteration (through merger, liquidation, reorganization, restructuring or in any other fashion) of its corporate or limited liability company structure (as applicable) or its ownership, or formation or creation of any Subsidiary thereof;
(e)declaration or payment of any dividend or other distribution of assets or redemption, repurchase, purchase or acquisition of its Equity Securities except for tax distributions to pay estimated taxes;
(f)material change in any method of its accounting or accounting practices, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(g)incurrence, assumption or guarantee of any Indebtedness, except (i) unsecured current obligations and liabilities incurred in the Ordinary Course of Business and (ii) pursuant to the agreements described on Section 3.08(a)(vii) of the Disclosure Schedules;
(h)sale, lease, license, or creation of any Encumbrance with respect to, or otherwise any disposition of, any of its businesses, properties or assets (whether by merger, sale of equity, sale of assets or otherwise), except in the Ordinary Course of Business;
(i)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or equity of, or by any other manner, any business or any Person or any division thereof;
(j)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution, or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consent to the filing of any bankruptcy petition against it under any similar Law;
(k)entry into, renewal, transfer or assignment, amendment or modification in any material respect, termination, or grant of any release, waiver or relinquishment of any material right under, any Material Contract, in each case other than the entry into any Contracts with a new customer or supplier in the Ordinary Course of Business;
(l)capital expenditures (or series of capital expenditures) in excess of $25,000, or failure to make capital expenditures as are reasonably necessary in connection with the operation of the Business;
(m)loans, advances, or capital contributions to, or investments in, any other Person, other than by the Company to any of other Acquired Company;
(n) (i) increase in any bonuses, salaries or other compensation to, or benefits of, any Service Provider, or (ii) entry into any contract with any Service Provider that is not terminable upon thirty (30) days’ notice or less, in each case other than (A) compensation that is treated as Transaction Expenses, (B) in the Ordinary Course of Business, or (C) as required by Applicable Laws or an existing contractual obligation otherwise disclosed pursuant hereto;
(o)adoption, amendment, termination or other increase in the benefits available under any Benefit Plan, except as required by Applicable Laws or the terms thereof;
(p)(i) hiring of any Service Provider with annual base compensation of $75,000 or greater, (ii) termination of the employment or engagement of any Service Provider with annual base compensation of $75,000 or greater, (iii) reduction in force that could reasonably be expected to trigger the WARN Act or a similar Applicable Law, or (iv) recognition of any Person as the collective bargaining agent of any Service Provider;
(q)(i) any change to any Tax elections outside the Ordinary Course of Business, (ii) any entry into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of Taxes, (iii) incurrence of any Liability for Taxes other than in the Ordinary Course of Business, (iv) extension or waiver of any limitation period with respect to any claim or assessment for any Taxes, (v) preparation of any Tax Returns in a manner which is inconsistent with past practices, (vi) filing of any amended Tax Return, (vii) surrender of a right to claim a refund of Taxes with respect to its income, operations or property, or (viii) settlement of any claim relating to Taxes;
(r)termination, cancellation or otherwise failure to renew, or reduction in the amount of any insurance coverage under, any Insurance Policy (unless such insurance policy is not replaced with a substantially equivalent insurance policy);
(s)termination, amendment or modification, or failure to renew or preserve any Permit;
(t)compromise, settlement or otherwise commencement of any Action;
(u)abandonment, cancellation, lapse, failure to renew, failure to protect or enforce, transfer, assignment, or license any of its Intellectual Property; or
(v)any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.08Material Contracts.
(a)Section 3.08(a) of the Disclosure Schedules lists each of the following Contracts to which any Acquired Company is a party or otherwise bound (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Non-Owned Real Property listed or otherwise disclosed in Section 3.20 of the Disclosure Schedules, collectively, the “Material Contracts”):
(i)each Contract with a Material Customer (other than standard purchase orders);
(ii)each Contract with a Material Supplier (other than standard purchase orders);
(iii)each Contract (A) involving, or reasonably expected to involve, aggregate consideration from either party thereto in excess of $100,000 in any given twelve (12) month period or (B) requiring performance by any party more than one (1) year from the date hereof which cannot be cancelled by an applicable Acquired Company on sixty (60) days’ notice or less without penalty or other Liability to such Acquired Company;
(iv)each Contract under which an Acquired Company has permitted any of its properties or assets to become subject to any Encumbrance;

(v)each Contract, including options, that relate to the sale or lease of any of the assets or properties of any Acquired Company for an annual amount in excess of $50,000 for the twelve (12) month period ended on the Latest Balance Sheet Date (other than the purchase or sale of inventory in the Ordinary Course of Business);
(vi)each Contract pursuant to which any Acquired Company has agreed (A) to acquire, purchase, sell or dispose all or a portion of any business, properties or assets, including real property (whether by merger, asset purchase, equity purchase or any other similar transaction), other than the purchase or sale of inventory in the Ordinary Course of Business, or (B) make any equity or debt investment in or any loan to any Person;
(vii)except for Contracts relating to trade payables, each Contract relating to Indebtedness (including, without limitation, guarantees) of any Acquired Company;
(viii)each Contract that grants any (A) “most favored nation” status or any similar status requiring any Acquired Company to offer a Person any terms, conditions or concessions that are at least as favorable as those offered to one or more other Persons or (B) covenant that expressly limits in any respect the freedom of any Acquired Company, any of their respective Affiliates or any present or future Service Provider, officer, director, manager, member, partner, shareholder or other equityholder thereof to (I) acquire any product or other asset or any services from any Person, (II) sell any product or other asset to or perform any service for any Person, (III) solicit for employment or engagement or hire or engage any Person, (IV) transact any business or deal in any other manner with any Person, or (V) operate or compete in any line of business or geographic scope or to compete with any Person;
(ix)each Contract that provides for any joint venture, partnership or similar arrangement involving any Acquired Company, and all strategic, partnership, shareholder, limited liability company, operating or similar Contract relating to any collaboration, partnership or sharing of profits or Liabilities arrangements with any other Person;
(x)other than Contracts providing for employment on an at-will basis and which do not provide an entitlement to severance or termination-related obligations, each Contract providing for the employment or engagement of any Service Provider whose annual base compensation in calendar year 2025 is expected to exceed $75,000 per year;
(xi)each collective bargaining agreement or other Contract with labor unions or other employee representative bodies;
(xii)each Contract regarding the acquisition or disposition, issuance, conversion or transfer of any Equity Securities in any Acquired Company or any other Person;
(xiii)each Contract pursuant to which any Acquired Company has agreed to acquire, or lease or sublease (as a lessee) any property or asset for an annual amount in excess of $50,000 for the twelve (12) month period ended on the Latest Balance Sheet Date;
(xiv)each Contract with respect to any broker, distributor, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising arrangement, in each case which involves payments in excess of $50,000;

(xv)each Contract involving the settlement, release, compromise or waiver of any rights, claims, obligations, duties or Liabilities other than in the Ordinary Course of Business;
(xvi)each Contract providing for earn-outs, any other contingent payments or any other type of similar payment by or to any Acquired Company;
(xvii)each Contract between or among an Acquired Company, on the one hand, and any Seller Party or any Affiliate of a Seller Party on the other hand;
(xviii)each Government Contract;
(xix)each Bareboat Charter of a Company Vessel;
(xx)each Bareboat Charter of a Vessel to any Acquired Company;
(xxi)each time charter, voyage charter, master service agreement, or other contract of employment for any Company Vessel with a term in excess of six (6) months;
(xxii)any Vessel construction agreement or similar Contract for any Newbuildings entered into within the past three (3) years (including with respect to any financing thereof);
(xxiii)any Contract for the purchase or acquisition of a Company Vessel entered into within the last three (3) years; and
(xxiv)each Contract that is material to any Acquired Company or the Business and not previously disclosed pursuant to this Section 3.08(a).
(b)The Seller Parties have made available to Buyer true, complete and correct copies of each written Material Contract, and Section 3.08(b) of the Disclosure Schedules sets forth a written summary of all of the material terms and conditions of each oral Material Contract.  Except as set forth in Section 3.08(b) of the Disclosure Schedules, (i) each Material Contract is valid and binding on the applicable Acquired Company party thereto, and to Sellers’ Knowledge, each other party thereto, in accordance with its terms and is in full force and effect, and (ii) none of the Acquired Companies or, to Sellers’ Knowledge, any other party thereto is in actual or alleged breach or default under, or has provided or received any notice of any intention to terminate, not renew or challenge the validity or enforceability of, any Material Contract.
Section 3.09Title to Assets; Condition and Sufficiency of Assets.
(a)The Acquired Companies have good and valid title to, or a valid leasehold, operational, use or economic interest in, all of the properties, rights and assets (whether real, personal, tangible, or intangible property) used or held in connection with the conduct of the Business (collectively, the “Assets”), including all Assets reflected in the Latest Balance Sheet or acquired after the Latest Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Latest Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)those items set forth in Section 3.09(a) of the Disclosure Schedules;

(ii)liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;
(iii)mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent or are being disputed in good faith by appropriate proceedings and which are not, individually or in the aggregate, material to any Acquired Company or the Business;
(iv)easements, rights of way, zoning ordinances and other minor imperfections of title which are not, individually or in the aggregate, material to any Acquired Company or the Business;
(v)liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; or
(vi)Encumbrances to be released upon payment of the Payoff Amount pursuant to the Payoff Letters at Closing.
(b)Except as set forth in Section 3.09(b) of the Disclosure Schedules, each of the buildings, plants, structures, furniture, fixtures, machinery, inventory, equipment, vehicles, Company Vessels and other items of tangible personal property included in the Assets of each Acquired Company (i) are in good operational condition and repair in accordance with prevailing industry practice, normal wear and tear excepted, and are free of any material structural or engineering defects, (ii) are suitable for the purposes for which they are intended and are sufficient for the conduct of the Business, and (iii) have been regularly and properly serviced and maintained in a manner that would not void or limit the coverage of any warranty thereon. Except as set forth in Section 3.09(b) of the Disclosure Schedules with respect Spud Barge Ellis Island, none of such assets need maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. All budgets of the Acquired Companies covering capital expenditures, maintenance and repairs with respect to the Assets currently in effect or maintained within the past three (3) years contemplate expenditures sufficient to maintain the Assets in reasonable and adequate operating condition.
(c)The Assets constitute all of the properties and assets required to enable the businesses of the Acquired Companies to be conducted immediately after the Closing in the same manner as the Business has been currently conducted, and there are no properties or assets used or held in connection with the operation of the Business that are owned or leased by any Person other than an Acquired Company. The Company (i) legally holds all Permits required in connection with the ownership, use and operation of its Assets and the Business (including, without limitation, all equipment and explosives) and (ii) is presently, and has for the past five (5) years been, in compliance in all material respects with all such Permits and other Applicable Laws relating to the ownership, use and operation of the Assets.
Section 3.10Intellectual Property.
(a)Section 3.10(a) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending trademark applications, copyright registrations and pending copyright applications, and service marks, domain names, and social media accounts, in each case, owned by any Acquired Company (the “Registered Intellectual Property”). The Acquired Companies exclusively own each item of Registered Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth in Section 3.11(a) of the Disclosure Schedules, the Acquired Companies own or have the right to use all Intellectual Property necessary to conduct the Business (the “Company Intellectual Property”).
(b)None of the Registered Intellectual Property has been cancelled, abandoned or adjudicated invalid or unenforceable, and all required filings and fees related to the Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Registered Intellectual Property is otherwise in good standing.
(c)Except as set forth in Section 3.10(c) of the Disclosure Schedules: (i) the Acquired Companies either own, license or have a valid right to use the Company Intellectual Property, (ii) the Company Intellectual Property as currently licensed or used by the Acquired Companies, and the Acquired Companies’ conduct of the Business, does not infringe, violate or misappropriate, and in the past five (5) years has not infringed, violated or misappropriated, the Intellectual Property or associated rights of any Person, and (ii) to Sellers’ Knowledge, no Person is infringing, violating or misappropriating any Company Intellectual Property. None of the Acquired Companies has sent or received any communication in the last five (5) years alleging any infringement, misappropriation, or violation of any Intellectual Property or challenging the ownership, validity, enforceability, or use of any Intellectual Property.
(d)Section 3.10(d) of the Disclosure Schedules contains a list of all Contracts pursuant to which Intellectual Property is (i) licensed or granted to an Acquired Company (excluding generally commercially available, off the shelf software programs licensed pursuant to shrink-wrap or “click to accept” agreements costing less than $10,000 per year), (ii) licensed or granted by an Acquired Company to any third party (excluding non-exclusive licenses granted in the Ordinary Course of Business that are not material to any Acquired Company), (iii) developed or assigned by an Acquired Company or to an Acquired Company, or (iv) owned by an Acquired Company (including any settlement or co-existence agreement). The Seller Parties have delivered or made available to Buyer true and complete copies of all of the foregoing Contracts. No Acquired Company is in breach of or default under (whether with or without the giving of notice, passage of time or both) any of the foregoing Contracts, and, to Sellers’ Knowledge, no counterparty to any of the foregoing Contracts is in breach or default (whether with or without the giving of notice, passage of time or both) under or in respect of any such Contract or the applicable Intellectual Property.
(e)The Acquired Companies have taken commercially reasonable steps to own, maintain, and protect the Company Intellectual Property (including to protect all information that the Acquired Companies hold, or purport to hold, as a trade secret).  The use and licensing of the trademarks and service marks of the Acquired Companies has been subject to reasonable and adequate quality control, and the Acquired Companies have not conducted their businesses or used or enforced (or failed to use or enforce) any of their trademarks or service marks in a manner that would result in the abandonment, cancellation or unenforceability of any such trademarks or service marks.
(f)None of the current or former Service Providers of any Acquired Company owns any rights in or to any Company Intellectual Property. There are no restrictions on the disclosure, use, or transfer of the Company Intellectual Property.
(g)All Company IT Systems are either owned by, or properly licensed or leased to the Acquired Companies for use in connection with the operation of the Business.  The Company IT Systems currently used by the Acquired Companies constitute all the information and communications technology reasonably necessary to carry on the Business as currently conducted.  In the past five (5) years, there has been no failure or other substandard performance of the Company IT Systems, in each case, which has caused a material disruption to the Business, nor has there been any data breach (including any unauthorized access) of any Intellectual Property material to the operation of the Business, including confidential information and trade secrets.
(h)Each of the Acquired Companies take commercially reasonable actions to maintain and protect the integrity, security and operation of their respective Company IT Systems.
(i)Each Acquired Company complies, and during the past five (5) years has complied with (a) all Privacy and Information Security Requirements, (b) its Privacy Notices, (c) all Contracts relating to Processing of Personal Data, and (d) all Contracts relating to the use and sharing of Personal Data. None of the Acquired Companies, nor, to Sellers’ Knowledge, any other Person, has received any notice, allegation, complaint, or other communication, and, to Sellers’ Knowledge, there is no pending investigation by any Governmental Authority, regarding any actual or possible violation of any Privacy and Information Security Requirement by or with respect to any Acquired Company.  None of the Acquired Companies has suffered a Data Breach, and there has otherwise been no unauthorized or illegal use of or access to any Personal Data. No Acquired Company has been notified, or been required to notify, any Person of any Data Breach. Each Acquired Company employs and has employed commercially reasonable security measures that comply in all material respects with all Privacy and Information Security Requirements to protect Personal Data within its custody or control against a Data Breach, and requires the same of all vendors that Process Personal Data on its behalf.  Each Acquired Company has provided all requisite notices and obtained all required consents, and satisfied all other requirements (including but not limited to notification to, or registration with, any Governmental Authority), necessary for such Acquired Company’s Processing of all Personal Data in connection with the conduct of the Business as currently conducted and in connection with the consummation of the Contemplated Transactions. No Acquired Company is subject to any Contracts, Privacy Notices, or other legal obligations that, following the Closing, would prohibit any Acquired Company from receiving or using data or Personal Data in the manner in which the Acquired Companies receives and uses such data or Personal Data prior to the Closing.
Section 3.11Accounts Receivable; Accounts Payable. The accounts receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Acquired Companies involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (b) constitute valid, undisputed claims of the Acquired Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business. The accounts payable reflected on the Latest Balance Sheet and the accounts payable arising after the date thereof (c) have arisen from bona fide transactions entered into by the Acquired Companies in the Ordinary Course of Business; and (d) have been paid by the Acquired Companies or are not yet due and payable, and are payable on ordinary trade terms.
Section 3.12Customers and Suppliers.
(a)Section 3.12(a) of the Disclosure Schedules sets forth a true, complete and correct list of (i) the twenty (20) largest customers of the Acquired Companies, by dollar volume, for each of (A) fiscal year 2023, (B) fiscal year 2024 and (C) year-to-date 2025 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods.
(b)Section 3.12(b) of the Disclosure Schedules sets forth a true, complete and correct list of (i) the twenty (20) largest vendors and suppliers of the Acquired Customers, by dollar volume, for each of (A) fiscal year 2023, (B) fiscal year 2024 and (C) year-to-date 2025 (collectively, the “Material Suppliers”); and (ii) the amount of purchases by each Acquired Company from each Material Supplier during such periods.
(c)Except as set forth in Section 3.12(c) of the Disclosure Schedules, no Material Customer or Material Supplier has (i) ceased, canceled, suspended or otherwise terminated, or notified (whether in writing or orally) any Acquired Company that it will cease, cancel, suspend or otherwise terminate, or has threatened (whether in writing or orally) to cease, cancel, suspend, or otherwise terminate, nor to Sellers’ Knowledge does any such Material Customer or Material Supplier intend to cease, cancel, suspend or otherwise terminate, the business such Material Customer or Material Supplier conducts with, or such Material Customer’s or Material Supplier’s relationship with, any Acquired Company, or (ii) modified, or notified (whether in writing or orally) any Acquired Company that it will, nor to Sellers’ Knowledge does any such Material Customer or Material Supplier intend to, modify its relationship with any Acquired Company in a manner adverse to such Acquired Company (including by changing the amount, frequency, pricing or payment terms or other terms of such Material Customer’s or Material Supplier’s business with the Acquired Companies), or claimed it is entitled to receive, or has received or claimed, any credit, offset, discount (or absence thereof) or payment, or has threatened (whether in writing or orally) any such materially adverse modification or claim for any credit, offset, discount (or absence thereof) or payment.  No Acquired Company is involved, and since January 1, 2020, has not been involved, in any Action with any Material Customer or Material Supplier.
(d)Except as set forth in Section 3.12(d) of the Disclosure Schedules, no Acquired Company is currently required or otherwise obligated (on request of a customer or otherwise) to provide any bonding or other financial security arrangements in connection with any ongoing jobs, projects or other transactions with any of its customers or suppliers.

(e)Section 3.12(e) of the Disclosure Schedules sets forth (i) a summary of each Acquired Company’s open jobs as of the date hereof, including a good faith estimate of each such job’s contract amount, estimated costs, costs incurred, billings issued and profit or loss as of the date of this Agreement, (ii) a summary of each job that has been awarded to the Acquired Companies that has not yet commenced and contemplates payments to one or more Acquired Companies in excess of $100,000, (iii) each outstanding bid or proposal by an Acquired Company that, if awarded to such Acquired Company, contemplates payments to such Acquired Company in excess of $100,000, and (iv) a work-in-process schedule as of Latest Balance Sheet.
Section 3.13Insurance. Section 3.13 of the Disclosure Schedules sets forth (a) a true, complete and accurate list of all insurance policies maintained by the Acquired Companies, or with respect to which an Acquired Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”) indicating in each case the type of coverage, the name of the insured, the insurer, the policy number, the expiration date and the amount of coverage under or with respect to each such Insurance Policy, and (b) a list and description of all claims (including pending claims) made by any Acquired Company under the Insurance Policies (or any other insurance policies which were then in effect) within the past five (5) years, including an indication with respect to any such claims for which coverage was disputed or denied by the applicable underwriter. The Seller Parties have made available to Buyer true, complete and correct copies all of the Insurance Policies.  Such Insurance Policies are in full force and effect on the Closing Date, and neither the Seller Parties nor any of their respective Affiliates (including the Acquired Companies) has received any written notice of default with respect to any obligations under, cancellation of, premium increase with respect to, or refusal or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have been paid prior to Closing and none of the Acquired Companies has any liability for retrospective premium adjustment, audit premium adjustment, experience-based liability or loss sharing cost adjustment under any of the Insurance Policies. No default exists with respect to the obligations of any Acquired Company under any such Insurance Policies. At no time during the past five (5) years has there been any gaps in insurance coverage of any Acquired Company. Each Acquired Company has given timely notice to each applicable insurer of all claims that may be insured thereby under any applicable Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which any Acquired Company is a party or by which it is otherwise bound.
Section 3.14Legal Proceedings; Governmental Orders.
(a)Except as set forth in Section 3.14(a) of the Disclosure Schedules, there is not currently, nor have there been during the last five (5) years, any Action pending or, to Sellers’ Knowledge, threatened, (a) against or by any Acquired Company affecting any of its properties or assets, or any of the directors, managers or officers of the Acquired Companies in their capacity as such (or by or against any Seller Party or any Affiliate thereof and relating to the Acquired Companies); or (b) against or by any Acquired Company, any Seller Party or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions. No event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action.
(b)Except as set forth in Section 3.14(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Acquired Company or any of their respective properties or assets. Each Acquired Company is in compliance with the terms of each Governmental Order set forth in Section 3.15(b) of the Disclosure Schedules. To the Knowledge of Sellers, no event has occurred or circumstances exist that would reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
(c)The Seller Parties have made available to Buyer true, correct and complete copies of all pleadings, correspondence and other documents relating to each Action or Governmental Order disclosed in Section 3.15(a) or Section 3.15(b) of the Disclosure Schedules, and each settlement or similar agreement entered into in connection therewith. None of the Acquired Companies has received any communication (written or oral) that any Action by any Governmental Authority with respect to any Acquired Company is pending or threatened.
Section 3.15Compliance With Laws; Permits.
(a)Except as set forth in Section 3.15(a) of the Disclosure Schedules, each Acquired Company, is, and during the last five (5) years has been, in compliance in all material respects with all Laws applicable to it or its business, properties or assets (including, without limitation, the Company Vessels). During the last five (5) years, none of the Acquired Companies has (i) received or entered into, nor to the Knowledge of Sellers is there any basis for, any citations, complaints, consent orders, or other similar enforcement orders, or (ii) received any written or oral notice or other communication alleging any failure to comply with any Applicable Laws, nor is there any basis therefor.  None of the Acquired Companies is in default under, and no condition exists that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Applicable Law or Permit applicable to the Acquired Companies. The Seller Parties have made available to Buyer true, complete and correct copies of all notices alleging any violation under any Applicable Laws or Permits received by any Acquired Company in the last five (5) years.
(b)Each Acquired Company (and, to the extent applicable, each of the Acquired Companies’ Representatives required under Applicable Law to hold or maintain on behalf of itself and/or the Acquired Companies any Permit (including, without limitation, qualifying parties, responsible managing employees, and similar Persons) (each, a “Qualifying Individual” and collectively, the “Qualifying Individuals”) legally holds, and is in compliance in all material respects with, all Permits necessary for the lawful conduct of the Business and the ownership, use and operation of its properties and assets. All Permits required for the Acquired Companies to conduct the Business have been obtained by each Acquired Company or the applicable Qualifying Individual so required, and are valid and in full force and effect.  Section 3.15(b) of the Disclosure Schedules lists all current Permits (including Environmental Permits) issued to any Acquired

Company or Qualifying Individual. Except as set forth in Section 3.15(b) of the Disclosure Schedule, each such Permit is transferable to Buyer, and neither the execution, delivery and performance of this Agreement nor the consummation of the Contemplated Transactions will breach the terms of, require consent or notice under, or result in work stoppage under, or cause the termination or non-renewal of any such Permit. During the last five (5) years, none of the Acquired Companies or Qualifying Individuals has (i) received any petition, objection, pleading or notice (written or oral) from or before any Governmental Authority having jurisdiction or authority over the operations of the Acquired Companies or the Qualifying Individuals that impairs the validity of any such Permit or which would reasonably be expected, if accepted or granted, to result in revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit, or (ii) received any notice or other communication from any Governmental Authority or any other Person that an Acquired Company or Qualifying Individual is not in compliance with any Permit. No event has occurred that would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.15(b) of the Disclosure Schedules.
Section 3.16Environmental Matters.
(a)Except as set forth in Section 3.16(a) of the Disclosure Schedules, each Acquired Company and its operation of the Business is, and at all times in the past five (5) years has been, in compliance in all material respects with all Environmental Laws.
(b)Except as set forth in Section 3.16(a) of the Disclosure Schedules, (i) there is no Environmental Notice, Environmental Claim, or similar written (or, to the Knowledge of the Sellers, unwritten) request for information outstanding, and no written (or, to the Knowledge of the Sellers, unwritten) complaint, demand or penalty has been received or awarded (other than with respect to matters that have been fully and finally resolved and for which neither the Seller Parties nor any Acquired Company has any further obligations outstanding), and (ii) there are no Actions pending or, to the Knowledge of the Sellers, threatened, in the case of each of the foregoing clauses (i) and (ii), which allege any material violation of, or material Liability under, any Environmental Law and that pertain in any way to the Seller Parties, the Acquired Companies, the Business or any real property or Company Vessels currently or formerly, owned, operated, used or leased by any Acquired Company or their respective Affiliates (current or former), or otherwise used in connection with the Business, and there are no circumstances that could reasonably be expected to form the basis of any such Environmental Notice or Environmental Claim.
(c)Except as set forth in Section 3.16(c) of the Disclosure Schedules, (i) Each of the Acquired Companies has obtained and is (and has been for the past five (5) years) in compliance with all terms and conditions of any Environmental Permits  necessary for the ownership, lease, operation or use of the Business or assets (including, without limitation, the Company Vessels) of such Acquired Company, except where the failure to possess an Environmental Permit would not be, individually or in the aggregate, material to the Acquired Companies or their respective businesses (ii) all such Environmental Permits are in full force and effect, (iii) Each Acquired Company, as applicable, has timely filed applications for the renewal or extension of all such Environmental Permits, to the extent necessary, (iv) no Action is pending or threatened that would be reasonably expected to result in the termination, revocation or adverse modification of any such Environmental Permit, (v) Seller has not received any Environmental Notice or communication that any renewals or extensions of any Environmental Permit will be withheld or delayed, or of any actual or potential adverse change in the status, terms or conditions of any of such Environmental Permits, and (vi)  No condition, event or circumstance exists or has occurred that would prevent or impede Buyer or the Acquired Companies from continuing to hold and utilize such Environmental Permits following the Closing in the same manner as such Environmental Permits were held and utilized by the Acquired Companies prior to the Closing.
(d)During the past five (5) years, each Acquired Company and each Seller Party, as applicable, has made all necessary regulatory filings required under Environmental Laws applicable to the Acquired Companies or the Business, and such filings have been correct and complete in all material respects.
(e)No real property or Vessel currently or formerly owned, operated, used or leased by any Acquired Company or their respective Affiliates (current or former) is listed on, or has been proposed for listing on, the National Priorities List under CERCLA, or any similar state list.
(f)None of the Acquired Companies, nor their respective Affiliates (current or former) have stored, handled, used, Released, disposed of, transported, or arranged for the transport or disposal of any Hazardous Materials, in each case except in Compliance with Environmental Laws, and in such quantities or manner as would not reasonably be expected to result in an Environmental Claim, require Remedial Action, or result in any material Liability to an Acquired Company under any Environmental Laws.
(g)There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or assets (including, without limitation, the Company Vessels) of the Acquired Companies, their respective Affiliates (current or former), or any real property currently or formerly owned, operated, used or leased by any of the foregoing. Neither the Acquired Companies nor any Seller Party has received an Environmental Notice indicating that any real property currently or formerly owned, operated, used or leased by such Persons, their respective Affiliates (current or former) or otherwise in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or  violation of Environmental Law or term of any Environmental Permit by, or require Remedial Action by, any Seller Party or any Acquired Company.
(h)None of the Acquired Companies has assumed by contract or otherwise any Liability of any other Person arising under Environmental Laws or relating to the investigation or remediation of Hazardous Materials.
(i)The Seller Parties have made available to Buyer true and complete copies and results of any material reports, studies, analyses, tests, monitoring or similar documents relating to the each Acquired Company’s compliance with or actual or potential Liabilities incurred under Environmental Laws or the Release of Hazardous Materials at any real property currently or formerly, owned, operated, used or leased by the Acquired Companies or their respective Affiliates (current or former), in each case that have been prepared by or for the benefit of any Acquired Company, any Seller Party or any of their respective Affiliates (current or former) and which are in the possession of the Acquired Companies or any Seller Party.
(j)Section 3.16(j) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks that are located on the Real Property.
Section 3.17Employee Benefit Matters.
(a)Section 3.17(a) of the Disclosure Schedules contains a list of each benefit, retirement, compensation, profit-sharing, deferred compensation, bonus, incentive, performance award, stock purchase, stock option, phantom equity or other equity, change in control, severance, retention, vacation, paid time off, health, welfare and fringe-benefit plan, policy or program (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each Employee Plan, whether or not tax-qualified and whether or not subject to ERISA, which is currently maintained, sponsored, contributed to, or required to be contributed to by any Acquired Company for the benefit of any current or former employee, officer, manager, retiree, independent contractor, consultant, contingent worker, leased employee, or other Service Provider thereof or any spouse or dependent of such individual, or under which any Acquired Company has any Liability (as listed on Section 3.17(a) of the Disclosure Schedules, each, a “Benefit Plan”).
(b)With respect to each Benefit Plan, the Seller Parties have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Contemplated Transactions or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”), a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) financial statements and actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan within the last three (3) years; (ix) the three (3) most recent non-discrimination test results, if applicable; and (x) all administrative service and similar Contracts; and (xi) all Forms 1094-C and 1095-C for the calendar years 2021 through 2024.

(c)Except as set forth in Section 3.17(c) of the Disclosure Schedules, each Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code) in all material respects. Each Qualified Benefit Plan has received or applied for (or has time to apply for) a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles in all material respects, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(d)Except as set forth in Section 3.17(d) of the Disclosure Schedules and required by applicable Law, no provision of any Benefit Plan would reasonably be expected to result in any limitation on Buyer or any of its Affiliates from amending or terminating any Benefit Plan at any time.
(e)None of the Acquired Companies nor any of their respective ERISA Affiliates has made any filings or self-corrections with respect to any Benefit Plan under the Employee Plans Compliance Resolution System or the Department of Labor Voluntary Fiduciary Correction Program.
(f)Except as set forth in Section 3.17(f) of the Disclosure Schedules, each Benefit Plan that is a group health plan has been operated and administered in compliance with the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010, and subsequent agency guidance. Without limiting the generality of the foregoing, none of the Acquired Companies has incurred any Tax or Liability under Section 4980H of the Code and its governing regulations, and no event has occurred and no circumstance exists or has existed that would reasonably be expected to give rise to the incurrence of such Liability. Each Acquired Company has taken all actions necessary to comply with the reporting requirements of Section 6055 of the Code.
(g)No Benefit Plan is (i) subject to Title IV of ERISA, Section 302 of ERISA or Code Section 412, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (v) funded through a voluntary employees’ beneficiary association as defined under Code Section 501(c)(9). None of the Acquired Companies has within the preceding six (6) years maintained, contributed to, been required to contribute to or had any obligation or Liability with respect to an Employee Plan subject to Title IV of ERISA, Section 302 of ERISA or Code Section 412, including without limitation by participating in any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and none of the Acquired

Companies has incurred any Liability under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code through any Person that was or is considered a single employer with the Company under Section 4001(b)(1) of ERISA or Section 414(b), Section 414(c),  or Section 414(m) of the Code, and no act or omission has occurred that could result in any such Liability.
(h)There have been no statements or communications made or materials provided to any current or former employee of any Acquired Company or their respective Affiliates that provide for or could be construed as a Contract or promise by an Acquired Company, Buyer or their respective Affiliates to provide for any pension, welfare, or other compensation or benefit to any such employee or former employee, whether before or after retirement.
(i)Except as set forth in Section 3.17(i) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA (“COBRA”) or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Acquired Companies nor any of their respective ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits extending beyond the applicable COBRA period.
(j)Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will, alone or together with any other event or events, (i) entitle any current or former Service Provider to any compensatory payment, (ii) accelerate the time of payment or vesting of, increase the amount of, require any Acquired Company to fund, or otherwise create a right to any compensation or benefit due to any such Service Provider, (iii) result in the forgiveness of any loan by an Acquired Company to any such current or former Service Provider, (iv) result in any “excess parachute payments” under Section 280G of the Code, (v) or be interpreted or construed to be an amendment of any Benefit Plan.
(k)Each Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) complies with the requirements of Code Section 409A and regulations promulgated thereunder with respect to its form and operation, no amount under any such Benefit Plan is or has been subject to the interest or additional tax set forth under Code Section 409A(a)(1)(B), and there is no obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code Section 409A(a)(1)(B).
(l)As of the date hereof, the Acquired Companies have terminated their policy and/or practice of reimbursing employees for employee purchases of health insurance policies.
Section 3.18Employment Matters.
(a)Section 3.18(a) of the Disclosure Schedules contains a list of all persons who are employees of any Acquired Company as of the Closing Date, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annualized base salary or hourly rate of pay, as applicable; (v) exempt, non-exempt or independent contractor status; (vi) commission, bonus or other incentive and/or discretionary-based compensation for which he or she is eligible; and (vii) a description of the fringe benefits provided to each such individual as of the Closing Date, including all paid time off balances.
(b)No employee of any Acquired Company is subject to a Contract that prohibits or restricts such employee’s employment with or performance of duties for the Acquired Companies or the Business. No officer or key employee of any Acquired Company has indicated since January 1, 2023 that he or she intends to terminate his or her employment with the Company.
(c)Except as set forth in Section 3.18(c) of the Disclosure Schedule, Since January 1, 2020, (i) none of the Acquired Companies has been a party to or bound by a collective bargaining agreement with respect to any employees or any other agreement with a union, labor organization, works council, or other employee representative body, (ii) none of the employees of the Acquired Companies have been represented by a union, labor organization, works council or other employee representative body with respect to their employment with the Acquired Companies, and (iii) no petition or application has been filed with the National Labor Relations Board or any other Government Authority requesting the appointment, certification or election of any collective bargaining representative for any employees of the Acquired Companies. No employees of the Acquired Companies have made any proposals regarding the terms of any collective bargaining agreement and, to Sellers’ Knowledge, no other unionizing activity has occurred, is pending or has been threatened since January 1, 2020.
(d)There is no, and since January 1, 2020, has not been any, pending or threatened Action (i) involving any current or former Service Provider with respect to their employment or engagement with the Acquired Companies or (ii) involving any other employment-related matter against or involving the Acquired Companies.
(e)There is no, and since January 1, 2020, has not been any, strike, lockout, slowdown, work stoppage, concerted refusal to work overtime, unfair labor practice charge, or other labor or employment dispute pending or threatened with respect to any employees or operations of the Acquired Companies.
(f)Each Acquired Company has complied in all material respects with the WARN Act and has had no “plant closing” or “mass layoff” (as defined in the WARN ACT or any similar state or Applicable Law), and it has no present plans to undertake any action that would trigger the WARN Act.
(g)Except as set forth in Section 3.18(g) of the Disclosure Schedules, each Acquired Company is, and since January 1, 2020, has been, in compliance with all Applicable Laws regarding employment and employment practices, including all Applicable Laws relating to wages, hours, rest breaks, meal periods, leaves of absence, overtime, collective bargaining, employment discrimination, civil rights, safety and health, immigration, disability, affirmative action, unemployment  insurance, plant closings, mass layoffs, and relocations, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes.  Each Acquired Company has properly classified in accordance with all Applicable Laws all of its Service Providers as either employees or independent contractors and, if employees, as exempt or non-exempt from overtime requirements. Since January 1, 2020, no Person has alleged that an Acquired Company or any Service Provider has engaged in unlawful harassment or discrimination of any kind.
(h)Each Acquired Company has paid in full by its due date to each current or former Service Provider all wages, salaries, commissions, bonuses, benefits and other compensation owed to such individuals and has adequately accrued on the Financial Statements all such amounts owed but not yet due such individuals.  There are no Liabilities of any Acquired Company relating to workers’ compensation benefits that are not fully insured by a bona fide third-party insurance carrier.
Section 3.19Taxes. Except as set forth in Section 3.19 of the Disclosure Schedules:
(a)All Tax Returns required to be filed by the Acquired Companies have been timely filed, and all such Tax Returns are true, complete and correct in all respects.  All Taxes owed by the Acquired Companies (whether or not shown on any Tax Return) have been timely paid in full.
(b)Each Acquired Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, equityholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respects.
(c)No extensions or waivers of statutes of limitations have been granted or requested with respect to the assessment or payment of any material Taxes of the Acquired Companies,  and no Acquired Company has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect).
(d)All Tax deficiencies asserted, or assessments made, against the Acquired Companies as a result of any examinations by any taxing authority have been fully paid.
(e)None of the Acquired Companies is a party to any Action by any taxing authority. There are no pending or, to Sellers’ Knowledge, threatened Actions by any taxing authority. None of the Acquired Companies has received from any taxing authority any (i) notice indicating an intent to open an audit or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of Tax, which audit, review, deficiency, or proposed adjustment, in each case ((i) and (ii)), has not been resolved in full.
(f)No claim has ever been made by a taxing authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.
(g)None of the Acquired Companies has ever been a member of an Affiliated Group.
(h)None of the Acquired Companies is liable for any Taxes of any other Person pursuant to Treasury Regulation 1.1502-6 (or any similar provision of Applicable Law) or as a transferee or successor, by contract or otherwise.

(i)None of the Acquired Companies is party to or bound by any Tax sharing agreement, Tax allocation, Tax distribution, Tax indemnification, or Tax gross-up, or other arrangement.
(j)None of the Acquired Companies has distributed stock of another corporation nor has had its Equity Securities distributed by another corporation in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code or any similar provision of state, local or foreign Tax law.
(k)None of the Acquired Companies has participated in or been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.
(l)None of the Acquired Companies is a beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority.
(m)None of the Acquired Companies has commenced any voluntary disclosure proceeding relating to Taxes.
(n)None of the Acquired Companies has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(o)None of the Acquired Companies have ever (i) been a party to any Contract that is properly treated as a partnership for income Tax purposes, (ii) held an ownership interest in a disregarded entity or partnership within the meaning of Treasury Regulation Section 301.7701-3(b)(1) for U.S. federal and applicable state and local income Tax purposes or (iii) been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law) or a “passive foreign investment company” as defined in Section 1297 of the Code (or any similar provision of state, local or foreign Law).
(p)The aggregate unpaid Taxes of the Acquired Companies (i) did not, as of the Latest Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the end of the Closing Date in accordance with the past custom and practice of the Acquired Companies in preparing their financial statements and accruing for Tax liabilities.
(q)None of the Acquired Companies has requested or received a ruling from any taxing authority or signed any binding Contract with any taxing authority.
(r)Except as set forth in Section 3.19(r) of the Disclosure Schedule, none of the Acquired Companies is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any comparable provision of foreign, state or local Applicable Laws).
(s)None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior the Closing Date; (ii) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date (including, for the avoidance of doubt, any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of any other Tax law); (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any other Tax law); (iv) installment sale or open transaction disposition made by a Acquired Company prior to or on the Closing Date; (v) income inclusion pursuant to Sections 951 or 951A of the Code with respect to any interest held by an Acquired Company in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date; (vi) deferred revenue, advanced payment, prepaid or deposit amount received by an Acquired Company on or prior to the Closing Date; or (vii) use of the “cash receipts and disbursements method” of accounting with the meaning of Section 446 of the Code.
(t)Each Acquired Company has disclosed on its federal income Tax Returns all positions taken thereon which could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662) (or any corresponding provision of state or local law).
(u)None of the Acquired Companies has a permanent establishment or branch outside of its country of formation or has a permanent establishment or a foreign branch, as that term is defined in Temporary Treasury Regulation § 1.367(a)-6T(g)(1), outside of such jurisdiction.
(v)None of the Acquired Companies has made any claims for recovery, refund or credit of any Taxes, which claims have not or will not have been fully resolved and satisfied as of Closing.
(w)The method of allocating income, deductions, expenses and receipts among the Acquired Companies and their respective Affiliates complies with the principles set forth in Code Section 482 and the Treasury Regulations promulgated thereunder (and any corresponding provisions of state, local or non-U.S. Tax law) and any other Applicable Laws on transfer pricing, and the Seller Parties have made available to Buyer all documentation prepared in compliance with such Applicable Laws and such documentation is in compliance with the requirements of such Applicable Laws.
(x)All of the assets of the Acquired Companies have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date to the extent required by Applicable Laws, and no portion of such assets constitutes omitted property for property Tax purposes.
(y)Each Acquired Company has properly collected and remitted all sales, use, value added, and similar Taxes with respect to sales or leases made to, purchases made from, or services provided to its customers or has properly received and retained any appropriate Tax exemption certificates and other documentation for all sales, leases, or purchases made, or services provided, without charging or remitting sales, use, value added, or similar Taxes that qualify such sales, leases, purchases, or services as exempt from sales, use, value added, and similar Taxes.

(z)Each Acquired Company has complied with its filing and remittance obligations with respect to unclaimed property under Applicable Law.
(aa)No Seller Party is a “foreign person” as defined in Code Section 1445(f)(3).
(bb)Except as set forth in Section 3.19(bb) of the Disclosure Schedule, none of the Acquired Companies has claimed any Tax credit under Section 2301 of the CARES Act or any other legislation, including, the Families First Coronavirus Response Act of 2020, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, or any other Applicable Laws or executive orders intended to address the consequences of COVID-19.
(cc)None of the assets of the Acquired Companies is (i) property required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Code, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iv) “limited use property” within the meaning of Revenue Procedure 2001-28, 2001-1 C.B. 1156, (v) subject to Section 168(g)(1)(A) of the Code or (vi) subject to a “Section 467 rental agreement” as defined in Section 467 of the Code.
(dd)Operating Company is, and at all times since June 1, 1987 has been, a validly electing S corporation within the meaning of Code Sections 1361 and 1362 and will be a validly electing S corporation up to and include the day before the Closing Date.
(ee)Leasing Company is and at all times since formation been properly classified as an eligible entity as defined in Treasury Regulation Section 301.7701-3(a), and no election under Treasury Regulation Section 301.7701-3(c) has been made (or is pending) to change Leasing Company’s Tax classification.
(ff)None of the Acquired Companies pays any income Taxes or is obligated, or has agreed, to pay any Taxes of any members or equityholders (direct or indirect) (by means of withholding, electing to file composite returns in any jurisdiction, or otherwise); none of the Acquired Companies has made any pass-through entity tax elections.
Section 3.20Real Property.
(a)Section 3.20(a) of the Disclosure Schedule sets forth: (i) a correct and complete list of all real property that is owned by any Acquired Company (the “Owned Real Property”), including the street address of each parcel of Owned Real Property, and (ii) a correct and complete list of all real property that is leased, subleased, licensed, ground leased, licensed, subject to a royalty agreement, or otherwise subject to a real or personal right by any Acquired Company (the “Non-Owned Real Property,” and together with the Owned Real Property, collectively, the “Real Property”), together with a list, as of the date of this Agreement, of all leases, subleases, ground leases, licenses, royalty agreements, and any other real property agreement or arrangement pursuant to which any Acquired Company occupies, operates and/or uses the Non-Owned Real Property (including, without limitation any guaranties, modifications, amendments, or supplements relating to foregoing, collectively, “Real Property Agreements”), including the street address of each parcel of Non-Owned Real Property and the identification of the lessee and lessor thereunder. The Real Property Agreements have not been assigned, modified, supplemented or amended in any respect, except as set forth in Section 3.20(a) of the Disclosure Schedule. The Seller Parties have made correct and complete copies of each of the Real Property Agreements available to Buyer prior to the date hereof. Except for Permitted Encumbrances, the applicable Acquired Company has good, valid and marketable fee simple title to its Owned Real Property. The Real Property constitutes all of the real property used or occupied by the Acquired Companies that relates to or is otherwise used in connection with the operation of the Business as currently conducted.
(b)Except as set forth in Schedule 3.20(b) of the Disclosure Schedule, there are no leases, subleases, licenses, royalties, concessions or other obligations or Liabilities under any Contracts entered into by any of the Acquired Companies granting to any Person other than an Acquired Company the right of use or occupancy of all or any portion of the Owned Real Property.
(c)Neither the condition nor the use of the Real Property by the Acquired Companies contravenes or violates any applicable zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other Applicable Law relating to the operation of the Real Property by the Acquired Companies.
(d)All of the Real Property Agreements are in full force and effect, valid and binding on the tenant and the landlord thereunder.  The applicable member of the Acquired Companies party to such Lease has not received any written or oral notice of a violation, breach or default thereunder or of any event that with or without the passage of time or failure to give notice would constitute a violation, breach or default thereunder.
(e)Except as set forth in Section 3.20(e) of the Disclosure Schedule, the Acquired Companies are in sole possession of the Non-Owned Real Property and have not assigned, licensed, subleased, transferred, conveyed, mortgaged, granted a royalty, encumbered or otherwise granted to any Person all or any portion of their respective interest in any of the Real Property Agreements or the right to use or occupy such Non-Owned Real Property.
(f)None of the Acquired Companies have granted to any third party or parties any options, rights of first offer or first refusal or any other similar right to purchase the Owned Real Property or any portion or interest therein. None of the Acquired Companies is obligated under any outstanding and exercised options, rights of first offer or first refusal to purchase any of the Non-Owned Real Property.
(g)Neither the Acquired Companies, nor any of their respective Affiliates has received written (or, to the Knowledge of Sellers, oral) notice from any Governmental Authority or other Person of any pending, threatened or contemplated condemnation proceeding affecting any of the Real Property or any portion thereof. The occupancy, use and operation by the applicable Acquired Company of the Real Property in connection with the Business complies in all material respects with all Applicable Laws.
(h)There are no pending property insurance claims with respect to any Real Property or any portion thereof.  No Acquired Company has received any written (or, to the Knowledge of

Sellers, oral) notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to any Real Property or any portion thereof: (i) requesting that an Acquired Company perform any repairs, alterations, improvements or other work for such Real Property which has not completed in full, or (ii) notifying an Acquired Company of any defects or inadequacies in such Real Property which would adversely affect the insurability of the Real Property or the premiums for the insurance thereof.
(i)With regard to all Real Property: (i) there are no material structural, physical or mechanical defects or other material adverse physical conditions, (ii) all building systems and improvements to, or which constitute a portion of, such Real Property are in good operating condition and repair, ordinary wear and tear excepted, and (iii) there has been no casualty with respect to such Real Property. The improvements constructed on the Real Property, including, without limitation, all leasehold or similar improvements, owned, leased, or used by the applicable Acquired Company at the Non-Owned Real Property are in conformity with Applicable Laws.
Section 3.21Books and Records. The minute books and similar corporate and/or limited liability company records of each Acquired Company have been made available to Buyer, are correct in all material respects and have been maintained in accordance with sound business practices.
Section 3.22Related Party Transactions. Except as set forth in Section 3.22 of the Disclosure Schedules, since January 1, 2020, no Related Party (a) has been a party to, has had any beneficial interest in, or is or has been otherwise engaged in, directly or indirectly, any transaction, agreement, contract (other than Organizational Documents), commitment, arrangement, understanding or any other Contract with any Acquired Company, (b) has had any direct or indirect interest or right in, or other claim to, any property or asset owned or leased by an Acquired Company or otherwise used in or relating to the Business, (c) has provided, or has had any direct or indirect ownership interest in any entity that provides, services, assets, products, resources or facilities to any Acquired Company, (d) has been provided or dependent on, or has had any interest in any Person who has been provided or dependent on, services, assets, products, resources or facilities provided by the Acquired Companies, (e) has had any interest in any Person which is a customer, supplier, lessor, lessee or competitor of the Acquired Companies, (f) has competed with the Business in any manner, (g) has made or threatened any Action against any of the Acquired Companies, or otherwise has any claim or cause of action against the Acquired Companies, (h) has owed any money to, has been owed any money by, or has otherwise guaranteed or provided any credit support for any Liability for or on behalf of, any Acquired Company, in each case other than the ownership of the Acquired Interests by the Seller Parties.
Section 3.23Compliance with Anti-Corruption Laws. Each of the Acquired Companies and their respective Representatives are in compliance with and for the past five (5) years have complied with (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended and (b) the provisions of all anti-bribery, anti-corruption and anti-money laundering laws of each jurisdiction in which the Acquired Companies operate or have operated and in which any agent thereof is conducting or has conducted business involving the Acquired Companies (collectively, “Anti-Corruption Laws”). Without limiting the foregoing, in the past five (5) years, none of the Acquired Companies or their respective Representatives have paid, received, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any government official or any other Person for the purpose of influencing any act or decision of such official or of any Governmental Authority or Person to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case in violation of the Anti-Corruption Laws.  None of the Acquired Companies or their respective Representatives has been the subject of any Action by a Governmental Authority or any other Person related to Anti-Corruption Laws, and, to Sellers’ Knowledge, no Action by any Governmental Authority or any other Person with respect to Anti-Corruption Laws is pending or threatened.  Each of the Acquired Companies has in place compliance policies, procedures and internal controls reasonably calculated to ensure compliance with all Anti-Corruption Laws.
Section 3.24Paycheck Protection Program. Except as set forth in Section 3.24 of the Disclosure Schedules, none of the Acquired Companies has (a) received any loan or grant under the CARES Act and Coronavirus Relief Programs, (b) deferred any payroll Taxes, or (c) availed itself of any of the Tax deferral, credits or benefits pursuant to the CARES Act and Coronavirus Relief Programs. Each of the Acquired Companies has complied and is in compliance in all respects with the CARES Act and Coronavirus Relief Programs and any documentation related thereto. All applications and certifications made by or on behalf of the Acquired Companies pursuant to the CARES Act are true and accurate (and were true and accurate when made or submitted). The Seller Parties have made available to Buyer true, complete and correct copies of all documentation related to (i) the eligibility of the Acquired Companies for relief pursuant to the CARES Act and Coronavirus Relief Programs, and (ii) any funds or grants committed or disbursed to the Acquired Companies under the CARES Act and Coronavirus Relief Programs. All amounts received by the Acquired Companies under the CARES Act and Coronavirus Relief Programs have been used in compliance with the CARES Act and Coronavirus Relief Programs and expended in such a way that all amounts received are eligible for forgiveness. Except as set forth in in Section 3.24 of the Disclosure Schedules, each loan or grant under the CARES Act or any other Coronavirus Relief Program received by the Acquired Companies (if any) has been forgiven in full in accordance with all Applicable Laws.
Section 3.25Company Services, Warranties and Related Materials.
(a)Each Company Service is, and has been, performed and provided, as applicable, in conformity and compliance in all material respects with (i) all Applicable Laws, (ii) all applicable Contracts and (iii) all applicable warranties (whether express or implied).
(b)None of the Acquired Companies has made or provided any express or implied warranty, indemnity or guaranty as to any Company Service (other than those expressly provided under applicable Contracts entered into in the Ordinary Course of Business or otherwise under

Applicable Law). There are no Actions pending (or, to the Knowledge of Sellers, threatened) under or pursuant to, or otherwise alleging any breach of, (i) any express or implied warranty, indemnity or guaranty provisions or (ii) any warranty work, repairs, reworks or similar undertakings, in each case relating to any Company Service, and, in the past five (5) years, there have not been any such Actions.
(c)There are no Actions pending or, to Sellers’ Knowledge, threatened for or relating to injury to any Person or property as a result of the provision of any Company Service by or on behalf of the Acquired Companies, including any claims arising out of the defective or unsafe nature of any Company Service or any other product liability Action, and, in the past five (5) years, there has not been any such Action.
Section 3.26Brokers. Except as set forth in Section 3.26 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Acquired Companies or any Seller Party.
Section 3.27Powers of Attorney. Except as set forth in Section 3.27 of the Disclosure Schedules, no Acquired Company has given any revocable or irrevocable power of attorney or similar grant of authority to any Person relating to its business for any purpose whatsoever that will not be terminated on or before the Closing Date.
Section 3.28Bank Accounts. Section 3.28 of the Disclosure Schedules sets forth (a) a complete and accurate list of the names of all banks and other financial institutions in which any of the Acquired Companies currently has an account, deposit or safe deposit box, (b) the applicable account names and numbers (along with the names of all persons authorized to draw on such accounts or deposits or to have access to such boxes), (c) the cash and cash equivalent balances held in each such account, deposit or safe deposit box, and (d) the aggregate amount of all issued, but uncleared checks and withdrawals.
Section 3.29Government Contracts.
(a)Section 3.29 of the Disclosure Schedules sets forth a true and complete list of Government Bids with a contemplated value in excess of $100,000, for which the applicable Acquired Companies (i) have received no notice of award; (ii) have not been excluded from the competitive range; or (iii) have not otherwise received notice that the Government Bid was unsuccessful.
(b)Except as identified in Section 3.29 of the Disclosure Schedules, (i) no Government Bid has been submitted by any Acquired Company to any Governmental Authority with a contemplated value less than the aggregate fair market value of the services reasonably expected to be performed by the Acquired Companies in connection therewith if such Government Bid were to be awarded to the Acquired Companies that submitted such Government Bid; (ii) no Acquired

Company is currently party to or otherwise providing services under, nor has any Acquired Company in the past three years been party to or otherwise provided services under, any Government Contract in connection with which the performance of the Acquired Companies’ obligations has resulted in, or would reasonably be expected to result in, a net loss of the Acquired Companies (when considering the Acquired Companies’ costs of providing applicable services under a Government Contract as compared to the stated aggregate value of such Government Contract), and (iii) no Government Contract was, at time of award or currently, dependent upon an Acquired Company (or any Seller in relation to the Business) having any Preferred Bidder Status, either individually or as a member of a joint venture or other arrangement, and no Government Bid required any Acquired Company to certify or represent that it had Preferred Bidder Status, either individually or as a member of a joint venture or other arrangement, either to be eligible for award or to receive credit under the evaluation criteria of the solicitation to which the Government Bid relates. No Government Bid submitted by or on behalf of any Acquired Company has been found to be non-responsive.
(c)Except as identified in Section 3.29 of the Disclosure Schedules, the Acquired Companies have complied, and are in compliance, with all material terms and conditions of each Government Contract (including with respect to the outfitting or condition of the Company Vessels), and the Acquired Companies (i) have not breached or violated, or received written notice of any breach or violation of, any Law, certification, representation, clause or provision related to any Government Contract or Government Bid, (ii) are not otherwise in breach of any Government Contract or Government Bid, (iii) have not at any time been in material non-compliance with any applicable provision of the Federal Acquisition Regulations, (iv) are not the subject of any pending claim pursuant to the False Claims Act (31 U.S.C. §§ 3729 et seq.) and, to the Knowledge of Sellers, no facts or circumstances exist that could reasonably be expected to give rise to a claim under the False Claims Act against any of the Acquired Companies, and (v) are not subject to, nor has any Acquired Company received written notice of, any material cost disallowance, withholding, offset, overpayment or credit requested by or on behalf of a Governmental Authority. All statements, representations, and certifications made by the Acquired Companies pertaining to any Government Contract have been current, accurate and complete. To the Knowledge of Sellers, no other party to any Government Contract is in material breach or default thereunder, including with respect to any term or condition thereof relating to the outfitting or condition of the Company Vessels (including any condition that with the passage of time or the giving of notice would cause such a violation or default thereunder).
(d)No notice of termination for default and no cure notice, show cause notice or other indication of termination is currently, or since January 1, 2020 has been, in effect pertaining to any Government Contract.
(e)Neither the Acquired Companies, nor any of their Affiliates or any of their respective Representatives, nor to the Knowledge of Sellers, any Material Customer or Material Suppler of the Acquired Companies have been under, subject to, or threatened with (i) any allegation of fraud, false claims, or overpayments; (ii) any administrative, civil, or criminal investigation, indictment, information lawsuit, subpoena, document request, administrative proceeding, or audit pertaining to an alleged or potential violation of any requirement, regulation, or Law applicable to any Government Contract or Government Bid; or (iii) debarment, suspension or exclusion from participation in the award or performance of any Government Contract for any reason. To the Knowledge of Sellers, no facts or circumstances exist that could reasonably be expected to give rise to debarment, suspension, or a declaration that any Acquired Company is ineligible for government procurement.
(f)Since January 1, 2020, no Acquired Company has conducted or initiated any internal investigation, or made a voluntary or mandatory disclosure to any Governmental Authority, or any other Person with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.
(g)There exist no outstanding material claims or disputes involving any Acquired Company, either by a Governmental Authority or by any other Person arising under or relating to any Government Contract or Government Bid.
(h)Except as identified in Section 3.29 of the Disclosure Schedules, no Government Contract is supported by any parent company guarantee or other similar obligation of, or arrangement with, any Affiliate of the Acquired Companies (including, for the avoidance of doubt, the Seller Parties).
(i)The Acquired Companies maintain systems of internal controls for their operations, including, for example, cost accounting systems, estimating systems, purchasing systems, proposal systems and billing systems that are in compliance with all relevant and applicable requirements of such Acquired Companies’ Government Contracts.
Section 3.30Company Vessels.
(a)Section 3.30 of the Disclosure Schedules sets forth, as of the date hereof, a true, complete, and correct list of each Vessel owned by the Acquired Companies, with a designation of which Vessels are both not required to be documented and are ineligible for documentation with the U.S. Coast Guard’s National Documentation Center (each, a “Company Owned Vessel”), each Vessel chartered by the Acquired Companies pursuant to a Bareboat Charter (each, a “Company Chartered Vessel”) and each Vessel otherwise operated and/or maintained by the Acquired Companies (each, a “Company Operated Vessel,” and together with the Company Owned Vessels and the Company Chartered Vessels, collectively, the “Company Vessels”), including for each Company Vessel, as applicable: (i) her official number, to the extent documented with the U.S. Coast Guard’s National Vessel Documentation Center, or other registration number; (ii) a brief description of the Company Vessel (including with respect to type and hull size); (iii) the manufacturer and place and year of build; (iv) her gross tonnage; (v) an indication as to whether the Company Vessel is a Company Owned Vessel, Company Chartered Vessel, or Company Operated Vessel; (vi) an indication as to whether the documented Company Vessel has a current Certificate of Documentation from the U.S. Coast Guard and if so, with which endorsements; (vii) the Company Vessel’s Classification Society, if any; (viii) an indication as to whether the Company Vessel is an inspected Vessel under Maritime Guidelines and whether such Company Vessel has a current Certificate of Inspection from the U.S. Coast Guard; and (ix) the Company Vessel’s owner and, to the extent applicable, the Company Vessel’s demise owner.  As of the date hereof, the Acquired Companies do not lease Vessels through sale and leaseback or similar lease financing arrangements, and the Acquired Companies do not currently, and have not within the past three years, time chartered Vessels from any Person.
(b)Each Acquired Company that owns or operates a Company Vessel has at all relevant times been a “citizen of the United States” within the meaning of 46 U.S.C. § 50501, et seq., and all regulations promulgated pursuant thereto, qualified and eligible to own and operate Vessels in the Coastwise Trade.  Each Company Vessel is eligible for use in the Coastwise Trade.  The use of the Company Vessels is not, as of the date hereof, in contravention of any Applicable Law and there is no development that would reasonably be expected to result in any contravention of any such Laws.
(c)Except as set forth in Section 3.30 of the Disclosure Schedules, there are no Actions pending, or to the Knowledge of Sellers, threatened by any Governmental Authority in respect of any Company Vessel, in each case, that would reasonably be expected to be, individually or in the aggregate, material to any Acquired Companies’ operations.
(d)Other than pursuant to this Agreement or any Bareboat Charter or as set forth in Section 3.30 of the Disclosure Schedules, no Acquired Company has contracted to sell, lease, charter, or grant any option over or otherwise dispose of its interest in any Company Vessel. There is no Contract to which any Acquired Company is a party to sell, lease, charter, deliver, or in any other manner transfer or dispose of a documented Company Vessel to a Person not a citizen of the United States, or place a documented Company Vessel under foreign registry, or operate a documented Company Vessel under the authority of a foreign country, without, in each case, the approval of the Secretary of Transportation required by 46 U.S.C. § 56101.
(e)(i) Each Company Vessel (A) is duly registered under United States flag or a state of the United States, as applicable, and, in the case of each Company Owned Vessel, owned by an Acquired Company free from all Encumbrances (other than Permitted Encumbrances), (B) has all national and international operating and trading certificates and endorsements, each valid and unextended, that are required for the operation of such Company Vessel in the trades and geographic areas in which it is operated, (C) has at all times been operated in compliance with all applicable Maritime Guidelines and all other Applicable Laws, and (D) to the extent classed, has been classed by a Classification Society that is a member of the International Association of Classification Societies, and is fully in class with no overdue recommendations, conditions, or notations affecting class, and (ii) to the Knowledge of the Sellers, (A)  no event has occurred and no condition exists that would cause any Company Vessel’s classification to be suspended or withdrawn and all events and conditions that are required by such Company Vessel’s Classification Society to be reported as to such Company Vessel’s class have been disclosed and reported to such Company Vessel’s Classification Society, and (B) Each Acquired Company and the Company Vessels, as applicable, hold all required Permits (each validly issued and fully valid and in force), and other documentation required for the operation of the Company Vessels as such Company Vessels are operated (or are intended to operate) as of the date of this Agreement.
(f)Each documented Company Vessel has a current Certificate of Documentation issued by the U.S. Coast Guard with a coastwise endorsement, and to the Knowledge of the Sellers, no events have occurred or are existing that would reasonably be expected to, individually or in the aggregate, require the surrender or cancellation of, or render any Company Vessel ineligible for, any such Certificate of Documentation or endorsement pursuant to 46 U.S.C. § 12132 or otherwise.  Each Company Vessel is eligible to operate in her intended trade and in the same manner as such Company Vessel is operated (or is intended to operate) as of the date of this Agreement, and to the Knowledge of the Sellers, no event has occurred or is existing that would reasonably be expected to render any such Company Vessel ineligible for any such documentation or endorsement. All Company Vessels required to be inspected by the U.S. Coast Guard have current Certificates of Inspection, and there are no outstanding CG-835 deficiencies requiring correction or preventing the operation of any such Company Vessel in her intended trade and in the same manner as such Company Vessel is operated (or is intended to operate) as of the date of this Agreement. None of the Company Vessels have been operated in any manner by the Acquired Companies that would impair or limit their current use in any material way.  There are no contractual restrictions on the operation of any of the Company Vessels, other than through leases, charters, subcharters or contracts of affreightment, if any, identified in the Disclosure Schedules.
(g)Except for such noncompliance that would not reasonably be expected to be, individually or in the aggregate, material to the operations of any Acquired Company, all classification, trading and statutory certificates and national certificates, as well as other certificates, plans and technical documentation or other Permits necessary for each Company Vessel to operate in the trades in which it currently operates will be in full force and effect at the Closing Date (taking into account the consummation of the Contemplated Transactions).
(h)Since January 1, 2023, no Acquired Company has committed any violation of Applicable Law that would reasonably be expected to permit or allow (i) any Encumbrance against any Company Vessel (other than Permitted Encumbrances); (ii) the forfeiture of any Company Vessel; or (iii) an in rem action against any Company Vessel by any Governmental Authority.
(i)No Event of Loss or Major Casualty has occurred with respect to any Company Vessel that has not been repaired. To the Knowledge of the Sellers, no event has occurred that would reasonably be expected to result in an Event of Loss or Major Casualty with respect to any Company Vessel.
(j)All Company Vessels are covered for marine hull insurance standard for the industry.  The Sellers have delivered or made available in the data room to the Buyer copies of all insurance policies and certificates of entry and all documentation and information regarding all outstanding reservations by insurance carriers or outstanding violations of Laws as exist with respect to the Company Vessels.
Section 3.31Investment Purpose. Each Seller Party being issued Stock Consideration pursuant hereto is acquiring the Orion Common Stock solely for his, her or its own accounts for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. No such Seller Party is a party to a contract, undertaking, agreement or arrangement with any Person to sell, transfer or pledge all or any part of the Orion Common Stock being issued as Stock Consideration nor does any such Seller Party have a plan or intent to enter into any such contract, undertaking, agreement or arrangement. Each such Seller Party acknowledges that the Orion Common Stock being issued as Stock Consideration is not and will not be registered under the Securities Act or any state securities laws, and that such Orion Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws, regulations, and the provisions of the Transaction Documents, as applicable. Each such Seller Party is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act and is able to bear the economic risk of holding Orion Common Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 3.32Independent Investigation and Reliance. Each Seller Party has conducted his, her or its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of Orion and its Affiliates (including Buyer) and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Orion and its Affiliates for such purpose. Each Seller Party acknowledges and agrees that (a) neither Buyer, Orion, nor any other Person has made, nor is such Seller Party relying on, any representation or warranty as to Buyer, Orion, the Orion Common Stock, or this Agreement, except as expressly set forth in this Agreement and (b) except with respect to any potential Adjustment Payment under Section 2.04 or any Backlog Holdback Payment under Section 2.06, neither Buyer, Orion, nor any other Person has any liability to such Seller Party, any other Seller Party or any other Person with respect to any projections, forecasts, estimates, plans, future stock prices, or budgets of future revenue, future profitability, future expenses or expenditures, future results of operations, future cash flows, or the future financial condition of Orion, the Orion Common Stock, Buyer or the future business, operations, or affairs of Orion or Buyer.
Section 3.33No Other Representations or Warranties. Notwithstanding any provision of this Agreement to the contrary, except for the representations and warranties made by the Seller Parties in this Article III or in any other Transaction Documents (including any certificates delivered pursuant thereto), none of the Seller Parties makes any representation or warranty with respect to any Acquired Interest, the Transaction Documents or any of the operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Buyer Parties or any of its Affiliates or representatives, of any documentation, forecasts, projections, plans or other information with respect to any one or more of the foregoing. Except for the representations and warranties made by the Seller Parties in this Article III or in any other Transaction Documents (including any certificates delivered pursuant thereto), all other representations and warranties, whether express or implied, are expressly disclaimed by the Seller Parties.

Article IV
Representations and warranties of buyer

Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to consummate the Contemplated Transactions. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to Creditors’ Rights and Equitable Principles. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to Creditors’ Rights and Equitable Principles.
Section 4.02No Conflicts; Consents. Except as would not, individually or in the aggregate, adversely affect, in any material respect, Buyer’s ability to execute, deliver or perform this Agreement or any other Transaction Document to which it is a party, or to timely consummate the Contemplated Transactions, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a material violation or material breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 4.03Investment Purpose. Buyer is acquiring the Acquired Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Acquired Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Acquired Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  Buyer is able to bear the economic risk of holding the Acquired Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 4.04Valid Issuance of Orion Common Stock. The shares of Orion Common Stock to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action on the part of Orion and will, when issued, be validly issued in compliance with all applicable federal and state securities Laws, fully paid and non-assessable, free and clear of all Encumbrances (other than restrictions on transfer imposed under applicable securities Laws and the Transaction Documents), and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of Orion or any agreement to which Orion is a party or is otherwise bound.
Section 4.05Brokers. Except as set forth in Section 4.05 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
Section 4.06Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 4.07Buyer Investigation and Reliance. Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Acquired Interests and the related businesses, and has been provided with access to such records and other information that it has requested in connection with its investigation of the Acquired Interests and the transactions contemplated hereby. Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by Sellers Parties, except as expressly set forth in Article III or in any other Transaction Documents (including any certificates delivered pursuant thereto). None of the Seller Parties is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Acquired Interests or the related businesses.

Section 4.08No Other Representations or Warranties. Notwithstanding any provision of this Agreement to the contrary, except for the representations and warranties made by Buyer in any Transaction Documents, Buyer does not make, and is not making, any representation or warranty with respect to itself or any of its businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects. Except for the representations and warranties made by Buyer in this Article IV, or in any other Buyer Transaction Documents, all other representations and warranties, whether express or implied, are expressly disclaimed by Buyer.
Covenants
Section 5.01Employees, Benefit Plans.
(a)Subject to the terms of the Offer Letters and Stock Option Termination Agreement Amendments, during the period commencing on the Closing and ending on the date that is one hundred and eighty (180) days following the Closing, Buyer shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to provide each employee of the Acquired Companies who remains employed immediately after the Closing (each, a “Company Continuing Employee”) with (i) base salary or hourly wages; (ii) target bonus opportunities (excluding equity-based compensation), if any; and (iii) retirement and welfare benefits, that are substantially comparable in the aggregate to such aggregate benefits provided by the Acquired Companies immediately prior to the Closing.
(b)With respect to any employee benefit plan maintained by Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Acquired Companies to, use commercially reasonable efforts to recognize all service of the Company Continuing Employees with the Acquired Companies as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.
(c)This Section 5.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.01. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.01 shall not create any right in any employee or any other Person to any continued employment with any Acquired Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
Section 5.02Officer Indemnification and Insurance. On or immediately prior to Closing, the Seller Parties shall cause the Acquired Companies to obtain, as of the Closing Date, “tail” directors’ and officers’ liability insurance policies with a claims period of six (6) years from the Closing Date (the cost of which shall be borne by the Seller Parties as a Transaction Expense reflected at Closing) with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the current and former directors and officers of the Acquired Companies when compared to the insurance maintained by the Acquired Companies as of the Closing Date, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the Contemplated Transactions) (collectively, the “D&O Policy”).
Section 5.03Books and Records.
(a)In order to facilitate the resolution of any claims made by or against or incurred by Buyer or any Acquired Company after the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, the Seller Parties shall:
(i)retain the books and records (including personnel files) of the Seller Parties which relate to the Acquired Companies and their respective operations for periods prior to the Closing; and
(ii)upon reasonable notice, afford the Representatives of Buyer or the Acquired Companies reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.
(b)In furtherance of the provisions set forth in Section 5.03(a), from and after the Closing, the Seller Parties shall reasonably cooperate with Buyer and its Affiliates and their respective accountants and auditors by providing access, at Buyer’s expense, to any additional books, records or financial information relating to the Acquired Companies’ respective businesses prior to the Effective Time as Buyer or its Affiliates may reasonably request (including, without limitation, in connection with the preparation by Buyer and its Affiliates of historical and pro forma financial statements related to the Acquired Companies and their respective businesses, as required to be included in any filing made by Buyer or any of its Affiliates under the Securities Act or other applicable Law). The Seller Parties hereby consent to the inclusion or incorporation by reference of all financial statements and financial information provided to Buyer and its Affiliates pursuant to this Section 5.03(b) in any filing by Buyer and its Affiliates with the United States Securities and Exchange Commission and, upon request therefor by Buyer, agree to request that any auditor or accountant of the Seller Parties and the Acquired Companies that has compiled any financial statements provided to Buyer and its Affiliates pursuant to this Agreement consent to the inclusion or incorporation by reference of its compiled financial statements with respect to such financial statements in any filing by Buyer and its Affiliates with the United States Securities and Exchange Commission.
(c)Notwithstanding anything to the contrary in this Agreement, the Seller Parties  shall not be obligated to provide Buyer with access to any books or records pursuant to this Section 5.03 where such access would, in the Seller Parties’ reasonable discretion: (i) jeopardize any attorney-client or similar privilege; or (ii) contravene any Applicable Law or binding agreement entered into prior to the Closing Date; provided, that in the case of any such binding agreement, the Seller

Parties shall use commercially reasonable efforts to obtain any consent, approval or permission of the counterparties thereto to authorize the access and disclosure contemplated hereby.
Section 5.04Representation and Warranty Insurance.  Effective as of Closing, Buyer has obtained a policy of representation and warranty insurance (the “Representation and Warranty Insurance Policy”) issued by DUAL Transactional Risk, a division of DUAL Commercial LLC, and has provided to Seller Parties a true and correct copy. Buyer, on the one hand, and the Seller Parties, on the other hand, shall each pay 50% of all costs and expenses related to the Representation and Warranty Insurance Policy (including the total premium, retention amounts, underwriting costs, brokerage commission for Buyer’s broker, Taxes related to such policy and other fees and expenses associated therewith), with the cost of Seller Parties’ portion of the foregoing being borne by the Seller Parties as a Transaction Expense reflected at Closing. The Representation and Warranty Insurance Policy shall be on the terms and conditions acceptable to Buyer, and the Seller Parties and their respective Affiliates shall reasonably cooperate with Buyer’s efforts, and provide assistance as reasonably requested by Buyer, to obtain and bind the Representation and Warranty Insurance Policy. Buyer covenants and agrees that the Representation and Warranty Insurance Policy provides that, except in the case of Fraud, the insurer may not seek to enforce any subrogation rights the insurer might have against Seller Parties, as a result of any breach or alleged breach of any representation or warranty made by any Seller Party under this Agreement or of any of Seller Parties’ indemnification obligations under of this Agreement. Following the Closing, for the term of the Representation and Warranty Insurance Policy, Buyer will not amend, waive or otherwise modify the Representation and Warranty Insurance Policy in any manner that would reasonably be expected to adversely disadvantage the Seller Parties, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 5.05Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), neither the Seller Parties nor Sellers’ Representative shall make, or permit their respective Affiliates to make, any public announcements or communicate with any news media in respect of this Agreement or the Contemplated Transactions without the prior written consent of Buyer.
Section 5.06Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions.
Section 5.07Restrictive Covenants. As partial consideration for payment of the Purchase Price and as an inducement for Buyer to enter into this Agreement, each Seller Party hereby agrees as follows:
(a)Definitions.  For the purposes of this Section 5.07, the following definitions shall apply:

(i)“Company Activities” shall mean (A) the provision of heavy civil, marine, jetty and breakwater and environmental construction and support services (including, without limitation, pile driving, dock construction, dredging, marine concrete work, drilling and blasting, jetty and breakwater construction, dam and spillway maintenance and construction, excavation, levee stabilization and construction, shoreline stabilization, environmental restoration, cofferdam installation, dewatering, slurry wall and relief trench construction, slope protection, ordnance screening and disposal, sand capping, superfund clean-up, and oil and gas industry support services) and (B) all other services that the Acquired Companies have engaged in during the three (3) years prior to or, proposes to engage in as of, the Closing Date.
(ii)“Competing Business” shall mean any Person that engages in Company Activities in the Territory, but expressly excluding Buyer, its Affiliates and the Acquired Companies.
(iii)“Confidential Information” shall mean any data or information of any Acquired Company or any of their respective Affiliates (other than Trade Secrets), whether written, electronic or oral, and including any notes, analyses, compilations, studies, summaries or other material prepared by any Acquired Company or any of their respective Affiliates, that is valuable to the operation of the Acquired Companies, the Business or the Company Activities, and not generally known to competitors or the general public.
(iv)“Noncompete Period” shall mean, with respect to each Seller Party, five (5) years following the Closing Date.
(v)“Territory” shall mean the United States of America and any other jurisdiction in which any Acquired Company has performed services or otherwise engaged in activities for the purpose of performing services or developing business.
(vi)“Trade Secrets” shall mean trade secret and confidential  information, including confidential technical or non-technical data, a formula, pattern, compilation, program, including computer software and related source codes, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can derive economic value from its disclosure or use.  The term “Trade Secrets” shall not include an item of information that is or becomes available to the industry (e.g., available in the technical literature, databases or the like) or is in, or subsequently enters, the public domain other than as a result of a disclosure by or on behalf of a Seller Party or any Affiliate of such Seller Party.
(b)Confidential Information and Trade Secrets.  Each Seller Party hereby agrees to, and to cause their respective Affiliates to, hold in confidence all Confidential

Information and Trade Secrets of the Acquired Companies and to not disclose, publish or make use of (or cause or permit the publication, disclosure or use of) any such Confidential Information or Trade Secrets outside of the ordinary course of performing employment duties to the Acquired Companies, in each case, without the prior written consent of Buyer. Nothing in this Agreement shall diminish the rights of Buyer or its Affiliates regarding the protection of Trade Secrets and other intellectual property pursuant to any Applicable Laws from and after the Closing Date.
(c)Noncompetition.
(i)Each Seller Party hereby acknowledges that (A) the Acquired Companies conduct Company Activities throughout the Territory, (B) as a result of each Seller Party’s affiliation with and involvement in the operation of the Acquired Companies, each Seller Party is familiar with the Trade Secrets and Confidential Information of the Acquired Companies and has significantly and uniquely contributed to the development and maintenance of the goodwill of the Acquired Companies throughout the Territory, (C) the covenants contained in this Section 5.07 are necessary to protect and preserve the Trade Secrets, Confidential Information, goodwill and other interests of Buyer in the Acquired Companies that are acquired by Buyer in connection with the transactions contemplated by this Agreement and it is necessary that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory and (D) Buyer would not have entered into this Agreement but for Seller Parties’ agreement to the restrictions set forth in this Section 5.07.
(ii)Each Seller Party hereby agrees that it shall not, and shall not permit any of its Affiliates to, during the Noncompete Period, in any manner, directly or indirectly or by assisting others, operate, lease, manage, engage in, have an equity or profit interest in, invest in, lend to, own any debt or equity security or interest of, permit its name to be used by, act as partner, joint venturer, officer, director, shareholder, employee, consultant, agent or independent contractor of or lender to, render services to (including of an executive, marketing, manufacturing, research and development, administrative, financial or other consulting nature), or otherwise participate or assist in, any Competing Business.
(iii)Without limiting the generality of the foregoing restrictions, each Seller Party hereby further agrees that it shall not, and shall not permit any of its Affiliates to, during the Noncompete Period applicable to each such Person, directly or indirectly, alone or as a partner, joint venturer, officer, director, manager, shareholder, employee, consultant, agent or independent contractor of, or lender to, any Person or business, (x) create or maintain any business relationship with any customer of any Acquired Company (including the provision of any Company Activities to or for any such customer), or otherwise solicit any customer of any Acquired Company, in either case for the benefit of any Competing Business, (y) request, advise or induce any customer of an Acquired Company to withdraw, curtail or cancel, or engage in any other activity that could adversely affect, the relationship such Person has with such Acquired Company, Buyer or any of Buyer’s Affiliates or (z) take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of any Acquired Company from maintaining business relationships that are at least as favorable with such Acquired

Company and Buyer after the Closing as it maintained with such Acquired Company prior to the Closing Date;

provided, however, that the passive ownership of less than one percent (1.0%) of the ownership interests of an entity having a class of securities that is traded on a national securities exchange or over-the-counter market shall not be a violation of this Section 5.07(c).  Each Seller Party acknowledges that the covenants contained herein are in addition to those set forth in any applicable employment agreement, offer letter or other compensation-related arrangement and nothing herein is intended to or shall limit the covenants contained therein or vice versa.

(d)Nonsolicitation.  Each Seller Party hereby agrees that it shall not, and shall not permit any of its Affiliates to, during the Noncompete Period, in any manner, directly or indirectly or by assisting others, recruit or hire away or attempt to recruit or hire away, on their behalf or on behalf of any other Person, any employee or independent contractor of any Acquired Company or any individual that was an employee or independent contractor of any Acquired Company within twelve (12) months prior to such solicitation; provided, however, that such solicitation (as opposed to hire) restrictions shall not prohibit any solicitation by way of general advertising, including general solicitations in newspapers or other publications or on internet sites that are not directed toward or focused on employees or independent contractors (or such former employees or independent contractors) of the Acquired Companies or their respective Affiliates.
(e)Severability; Blue Penciling.  If a judicial or arbitral determination is made that any of the provisions of this Section 5.07 constitutes an unreasonable or otherwise unenforceable restriction against any Seller Party, the provisions of this Section 5.07 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to it.  In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 5.07 and to apply the provisions of this Section 5.07 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. The time period during which the prohibitions set forth in this Section 5.07 shall apply shall be tolled and extended for a period equal to the aggregate time during which a Seller Party violates such prohibitions in any respect.  If any court determines that any provision of this Section 5.07 is unenforceable as to any Seller Party because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, as to such Seller Party and, in its reduced form, such provision shall then be enforceable.
(f)Injunctive Relief. Each Seller Party hereby acknowledges and agrees that the remedies at law would be inadequate to protect the Acquired Companies and Buyer against any actual or threatened breach of the provisions contained in this Section 5.07 by a Seller Party, and that any such breach would cause irreparable harm, and, as such, each Seller Party further agrees that Buyer shall be entitled to seek injunctive relief without making proof of actual damages. Such injunctive relief shall not be deemed the exclusive remedy for any such breach, but shall be in addition to and without prejudice to any other rights or remedies otherwise available to Buyer.

Each Seller Party agrees that, in connection with any injunctive relief sought by Buyer, any and all requirements for proof of actual damages or bonding are hereby waived.  In the event of any Action (whether at law or in equity) relating to this Section 5.07, if a court of competent jurisdiction determines that a party has breached this Section 5.07, then that party shall be liable and pay to the other party any costs in connection with such proceeding and any appeal therefrom, including reasonable legal fees, and the other party shall be entitled to pursue the recovery of all damages, losses and liabilities related to such breach.
(g)Reasonable Restraint.  It is agreed by the parties hereto that the foregoing covenants in this Section 5.07 are necessary in terms of time and activity to protect the interests of Buyer in the Acquired Companies and their respective Assets and businesses, including the Confidential Information and Trade Secrets of the Acquired Companies, being acquired pursuant to the terms of this Agreement and impose a reasonable restraint on Seller Parties in light of the activities and businesses of the Acquired Companies on the Closing Date and the current plans of the Acquired Companies.  Each Seller Party hereby acknowledges that as a result of Seller Parties’ affiliation with and involvement in the operation of the Acquired Companies and the Business, each Seller Party is familiar with the Trade Secrets and Confidential Information of the Acquired Companies and have significantly and uniquely contributed to the development and maintenance of the goodwill of the Acquired Companies, and Buyer would not have entered into this Agreement but for each Seller Party’s agreement to the restrictions set forth in this Section 5.07.
Section 5.08Release.
(a)Effective upon the Closing, each Seller Party, on such Seller Party’s own behalf and on behalf of each of its Affiliates, executors, heirs, administrators, predecessors, successors and assigns (collectively, the “Seller Releasing Parties”), (i) agrees that the Acquired Companies, Buyer, and each of their respective Affiliates (including, without limitation, any direct or indirect Subsidiaries of Buyer) and each of their respective officers, directors, employees, partners, members, managers, owners, agents, representatives, successors and assigns (collectively, the “Buyer Released Parties”) shall not have any liability, obligation or responsibility to any of the Seller Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances, or matters occurring at or prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and (ii) hereby irrevocably and unconditionally releases, waives and discharges each of the Buyer Released Parties from any and all obligations, responsibilities, debts and any other Liabilities to any of the Seller Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances or matters occurring at or prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, with the exception of, in each case, with respect to the applicable Buyer Released Party: (A) any obligations or liabilities under this Agreement or any other Transaction Documents; (B) Actions arising out of an employment relationship with the Acquired Companies, including any obligations for employee benefits under any Benefit Plan or any compensation owed as a result of a Seller Releasing Party’s employment relationship with the Acquired Companies; or (C) Fraud (collectively, but not including the matters in clauses (A), (B) and (C), the “Seller Released Claims”).

(b)Effective upon the Closing, each Seller Releasing Party, jointly and severally, for such Seller Releasing Party and each of such Seller Releasing Party’s related Seller Releasing Parties, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Action of any kind against any Buyer Released Party, based on any Seller Released Claim.  Effective upon the Closing, each Seller Releasing Party, jointly and severally, for such Seller Releasing Party and each of such Seller Releasing Party’s related Seller Releasing Parties: (i) represents and warrants that such Seller Releasing Party has not assigned any Seller Released Claims and has access to adequate information regarding the terms of this release, the scope and effect of the releases set forth herein, and all other matters encompassed by this release to make an informed and knowledgeable decision with regard to entering into this release and has not relied on the Buyer Released Parties in deciding to enter into this release and has instead made his or her own independent analysis and decision to enter into this release; and (ii) acknowledges that he or she may hereafter discover facts different from, or in addition to, those which he or she now knows or believes to be true with respect to the Seller Released Claims, and agrees that the release set forth herein shall, effective upon the Closing, be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.
(c)Effective upon the Closing, Buyer and each Acquired Company (collectively, the “Buyer Releasing Parties”) hereby irrevocably and unconditionally releases, waives and discharges each of the Seller Parties and their respective Affiliates and each of their respective officers, directors, employees, partners, members, managers, owners, agents, representatives, successors and assigns (collectively, the “Seller Released Parties”) from any and all obligations, responsibilities, debts and any other Liabilities to any of the Buyer Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances or matters occurring at or prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, with the exception of, in each case, with respect to the applicable Seller Released Party: (A) any obligations or liabilities under this Agreement or any other Transaction Documents or (B) Fraud (collectively, but not including the matters in clauses (A) and (B), the “Buyer Released Claims”). In making this waiver, Buyer Releasing Parties acknowledges that they may hereafter discover facts different from, or in addition to, those which he or she now knows or believes to be true with respect to the Buyer Released Claims, and agrees that the release set forth herein shall, effective upon the Closing, be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.
Section 5.09Termination of Related Party Arrangements.     Except as otherwise set forth on Section 5.09 of the Disclosure Schedules, and as of the Closing, the Seller Parties shall cause all Liabilities, obligations and Contracts between any Acquired Company, on the one hand, and any Related Party, on the other hand (“Related Party Arrangements”) to be terminated in full and of no further force or effect effective upon the Closing Date, without any further obligations to any Acquired Company (regardless of any provision otherwise providing for the survival of any obligations or Liability of any Acquired Company thereunder) and shall cause evidence of such termination of all Related Party Arrangements in form and substance satisfactory to Buyer to be delivered to Buyer.
Section 5.10Lock-Up. Each Seller Party hereby irrevocably agrees that, without the prior written consent of Buyer, such Seller Party will not, during the Restricted Period, Transfer any shares of Orion Common Stock comprising the Stock Consideration other than in Permitted Transfers.
Section 5.11Quarry Interests.  From and after the Closing, the Seller Parties shall use reasonable best efforts to cooperate with and assist Buyer and its Affiliates in connection with Buyer’s efforts to secure a long-term extension and/or amendment of the Skaglund Quarry Lease (including, at Buyer’s request, facilitating introductions to representatives of the lessor thereunder as soon as reasonably practicable following the Closing).
Section 5.12Release of Personal Guarantees. Following Closing, the Buyer and Seller Parties agree to cooperate and use their commercially reasonable efforts to effect the cancellation and release of the Sellers Parties from the Personal Guarantees, including those listed in on Section 3.05(b) of the Disclosure Schedules. From and after the Closing, the Buyer will indemnify and hold the Seller Parties harmless with respect to payment obligations the Seller Parties are required to make under the Personal Guarantees with respect to the Business, until all such Personal Guarantees are released as contemplated by this Section 5.12, provided that the underlying amounts were taken into account in Closing Working Capital or Indebtedness.
Section 5.13Termination of Residential Leases. If requested by Buyer, the Buyer and Seller Parties agree to cooperate and use their commercially reasonable efforts to effect the reinstatement, cancellation, termination and non-renewal of the Residential Leases, as applicable, on a date to be determined by the Parties and subject to the terms of the Residential Leases.
Section 5.14Release of Liens. Within thirty (30) days following the Closing, Seller Parties shall deliver to Buyer evidence of the cancellation and release of the Permitted Liens set forth on Section 3.09(a) of the Disclosure Schedule (other than Permitted Liens associated with the Zurich American Insurance Company).
Article VI
Tax matters

The following provisions of this Article VI shall govern the allocation between Buyer, on the one hand, and the Sellers, on the other hand, of responsibility for certain Tax matters involving the Acquired Companies following the Closing Date. In the event of any conflict between the provisions of this Article VI and any other provision of this Agreement (including Article VII), the provisions of this Article VI shall control.

Section 6.01Tax Returns.
(a)Sellers shall prepare and file or cause to be prepared for filing by the Acquired Companies all Tax Returns for the Acquired Companies for all Tax periods ending on or before the Closing Date (the “Pre-Closing Periods”) that are due after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and the applicable Acquired Company’s past practices to the extent permitted by applicable Law (provided that, without Buyer’s consent, which will not be unreasonably withheld, conditioned or delayed, Sellers will not make any election that increases the Taxes of an Acquired Company for any taxable period beginning after the Closing Date, including without limitation the post-Closing portion of any Straddle Period). Sellers shall deliver to Buyer a draft of any such Tax Return (together with all relevant workpapers) at least fifteen (15) days prior to the due date (including available extensions) of such Tax Return for Buyer’s review and comment and shall consider in good faith prior to filing such Tax Return any reasonable comments submitted by Buyer in writing at least five (5) Business Days prior to the due date of such Tax Return.
(b)In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of an Acquired Company, imposed in connection with the transfer or assignment of property, or required to be withheld, shall be deemed equal to the amount which would be payable if the taxable year ended with the Closing Date for the Pre-Closing Period shall be determined based on a closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Acquired Company for a Straddle Period that relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Buyer shall cause the Acquired Company to prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Straddle Periods. Such Tax Returns shall be prepared in a manner consistent with terms of this Agreement to the extent permitted by applicable Law. Such Tax Returns shall be provided to Sellers for review as soon as reasonably practicable and in any event within fifteen (15) days before the due date for filing such Tax Returns (including extensions). Sellers may object to any item on any such Tax Return by notifying Buyer in writing within five (5) days after Sellers’ delivery of such Tax Return, specifying with particularity such objection and stating the specific factual or legal basis therefor. If Sellers timely object, Sellers and Buyer shall negotiate in good faith and use their reasonable best efforts to resolve such items for five (5) days, failing which such disputed items shall be referred to the Independent Accountants for resolution, and any determination by the Independent Accountants shall be final. The Independent Accountants shall resolve any disputed items within ten (10) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountants are unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountants’ resolution. The costs, fees and expenses of the Independent Accountants shall be paid in the manner set forth in Section 2.04, mutatis mutandis. Sellers shall pay to Buyer on or before the date which is the later of three (3) Business Days before the due date of each applicable Tax Return (after giving effect to any valid extensions), or five (5)

days after such final determination, the amount of the Taxes for which Sellers are responsible as determined herein.
(c)Buyer and Sellers shall cooperate fully in connection with the filing of the Tax Returns pursuant to this Section 6.01 and in connection with any audit, litigation or other proceeding with respect to the Taxes of the Acquired Companies. Such cooperation shall include reasonably furnishing or making available during normal business hours of personnel, powers of attorney, and the retention and (upon a Party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding. Buyer and Sellers shall retain or cause to be retained all books and records that are in their possession with respect to Tax matters pertinent to the Acquired Companies relating to any Pre-Closing Period or Straddle Period in accordance with their record retentions policy, and abide by all record retention agreements entered into with any Governmental Authority.
Section 6.02Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Transfer Taxes or fees (and Buyer shall cooperate with respect thereto as necessary). The parties shall cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any such Transfer Taxes.
Section 6.03Tax Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, no Acquired Company shall be bound thereby or have any Liability thereunder.
Section 6.04Tax Indemnification. The Seller Parties shall, jointly and severally, indemnify the Buyer Indemnified Parties and hold them harmless from and against (i) any Liabilities directly or indirectly arising out of, resulting from or in connection with any breach of any representation or warranty in this Agreement relating to Taxes, including Section 3.19 (collectively, the “Tax Representations”); (ii) any Liabilities directly or indirectly arising out of, resulting from or in connection with any breach of any covenant, agreement, undertaking or obligation in this Article VI; (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which an Acquired Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation; (iv) all Transfer Taxes that are Sellers’ responsibility pursuant to Section 6.02; (v) all Taxes of the Acquired Companies for all Pre-Closing Periods, including but not limited to any payroll Taxes imposed with respect to compensation actually or constructively paid or accrued during Pre-Closing Periods; (vi) any Taxes for a post-Closing Tax period with respect to any adjustment made by an Acquired Company during a period ending before or on the Closing Date pursuant to Section 481 of the Code (or any similar provision of applicable Law); (vii) any and all Taxes imposed on the Buyer Indemnified Parties for any period commencing on or after the Closing Date due to an Acquired Company’s classification as an entity that is not disregarded as an entity separate from the applicable Seller on the Closing Date; and (ix) all Taxes of any Person imposed on an Acquired Company or Buyer arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring on or before the Closing Date. Without limitation to the foregoing, the Seller Parties shall reimburse Buyer or the Acquired Companies, as applicable, for any Taxes that are the responsibility of Sellers pursuant to this Section 6.04 within five (5) Business Days prior to the due date for payment of such Taxes. Buyer shall notify Sellers in writing of the receipt of any written notice received by an Acquired Company, Buyer or any of Buyer’s Affiliates which involves the assertion or commencement of any Legal Proceeding in respect of which indemnity may be sought by Buyer pursuant to this Section 6.04 (a “Tax Claim”). The provisions of Article VII shall apply, mutatis mutandis, to any Tax Claim and indemnification thereof pursuant to this Section 6.04.
Section 6.05Intended Tax Treatment; Purchase Price Allocation. The parties agree that for federal income Tax purposes (and for purposes of state or local income Taxes which follow federal entity classification principles), in exchange the Purchase Price (plus all other relevant items to the extent properly taken into account under Code Section 1060) (a) Shareholders shall be deemed to have sold the Acquired Operating Company Shares to Buyer and Buyer shall be deemed to have purchased the Acquired Operating Company Shares from Sellers and (b) Buyer shall be deemed to have purchased the assets of Leasing Company in a transaction described in IRS Revenue Ruling 99-6, Situation 2 in exchange for an amount equal to approximately $18.0 million (collectively, the “Intended Tax Treatment”). The parties shall report the transactions effected herein for all federal, state, local and all other income Tax purposes in a manner consistent with the Intended Tax Treatment, and shall not take any position inconsistent with the Intended Tax Treatment in connection with any examination, claim, action or other proceeding by or against any taxing authority or for any other purpose, unless required to do so by a final determination, as defined in Section 1313 of the Code. The approximately $18.0 million allocated to the Acquired Leasing Company Interests shall be allocated for purposes of this Agreement, as of the Closing Date, among the assets of Leasing Company in accordance with Code Section 1060 consistent with Schedule 6.05 (the “Allocation Methodology”). Within one hundred twenty (120) days after Closing, Buyer shall deliver to Sellers an allocation on IRS Form 8594 relating to the acquisition of the Acquired Interests consistent with the Allocation Methodology (the “Allocation Statement”). Within thirty (30) Business Days after receipt of an Allocation Statement, Sellers will notify Buyer of any objection in writing specifying in reasonable detail the nature and basis of such objection to any items set forth in the Allocation Statement. If a timely objection has been made by Sellers, then Buyer and Sellers agree to consult and resolve in good faith any disputes with respect to the Allocation Statement failing which such disputed items shall be referred to the Independent Accountants for resolution, and any determination by the Independent Accountants shall be final. The Independent Accountants shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Independent Accounts shall be borne equally by Buyer and Sellers. Each Party agrees to (i) be bound by the Allocation Statement, and (ii) act in accordance with the Allocation

Statement in the preparation, filing and audit of any Tax Return (including filing IRS Form 8594 with its federal income Tax Return for the taxable year that includes the Closing Date). The IRS Form 8594 will be amended as necessary to reflect any adjustments to the Purchase Price contemplated by this Agreement.
Article VII
Indemnification
Section 7.01Survival. Notwithstanding any statute of limitations that might otherwise apply under Applicable Law, the Parties (intending to modify any such statute of limitations) hereby acknowledge and expressly agree as follows: (i) the representations and warranties of the Seller Parties and Buyer in this Agreement and in any certificate delivered pursuant hereto (other than the Fundamental Representations) shall survive the Closing and shall remain in full force and effect until thirty-six (36) months following the Closing, (ii) each of the Fundamental Representations contained in this Agreement shall survive the Closing and shall remain in full force and effect for the longer of (A) seven (7) years following the Closing and (B) ninety (90) days following the applicable statute of limitations period; and (iii) the covenants and agreements contained in this Agreement shall survive the Closing until fully performed in accordance with their respective terms. Subject to the following sentence and except to the extent otherwise provided herein, no claim for breach of representation or warranty or covenant may be brought by any Indemnified Party after the expiration of the applicable survival period set forth herein. Notwithstanding the foregoing or anything to the contrary in this Agreement, (x) if an indemnification claim is made prior to the expiration of the applicable survival period in accordance with the terms of this Article VII, then (notwithstanding any statute of limitations that might otherwise apply under Applicable Laws) such applicable representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved in accordance with the terms of this Agreement, and (y) none of the survival periods, termination dates or limitations contained in this Article VII shall apply to any claims relating to Fraud or willful misconduct.  Notwithstanding anything to the contrary in this Agreement, nothing in this Article VII shall limit or otherwise affect in any manner Buyer’s and/or any other Buyer Indemnified Party’s rights under the Representation and Warranty Insurance Policy.
Section 7.02Seller Party Indemnification.
(a)Subject to the other terms and conditions of this Agreement, the Seller Parties shall, jointly and severally, from and after the Closing, hold harmless, defend and indemnify each Buyer Indemnified Party from and against any and all Losses arising out of or resulting from:
(i)the inaccuracy in or breach of any representation or warranty of the Seller Parties in this Agreement, the other Transaction Documents or in any certificate delivered pursuant hereto (other than the Fundamental Representation made by the Seller Parties in this Agreement);
(ii)the inaccuracy in or breach of any of the Fundamental Representations made by the Seller Parties in this Agreement;

(iii)the breach of or failure to perform any covenant or agreement of any Seller Party contained in this Agreement or the other Transaction Documents;
(iv)any Pre-Closing Taxes;
(v)the amount of any Closing Indebtedness that was not taken into account in calculating the Closing Statement as finally determined pursuant to Section 2.04,
(vi)the amount of any Closing Transaction Expenses that was not taken into account in calculating the Closing Statement as finally determined pursuant to Section 2.04;
(vii)(A) any claim, demand or other Action by any current or former holder of any Equity Securities or similar ownership interest of any Acquired Company (including the Seller Parties) or any other Person entitled (or claiming to be entitled) to any payment or amounts arising out of or in connection with this Agreement or the Contemplated Transactions in respect of any Equity Securities or similar ownership interest of the Acquired Companies or any other payment provided hereunder (other than payments to or on behalf of the Seller Parties or the Seller Indemnified Parties, in each case, in accordance with the provisions of this Agreement), or (B) any claim, demand or other Action by any Person arising out of or relating to deferred purchase price, holdback, earn-out, performance bonus, transaction bonus or other contingent payment arrangement (including obligations for payments or issuances of stock, options, units or other Equity Securities) arising out of or relating to any acquisition (including, without limitation, by way of merger) by any Acquired Company of any assets, business or other Person, business combination or similar transactions prior to Closing;
(viii)the matters set forth on Schedule 7.02(a)(viii); and
(ix)any Liability relating to, resulting from or arising out of the matters set forth in Section 3.14(a) of the Disclosure Schedules).
(b)For purposes of this Article VII (including for purposes of determining whether a representation or warranty has been breached and the amount of Losses subject to indemnification), the representations and warranties of the Seller Parties shall be deemed to not be qualified by, and shall be interpreted without giving effect to, any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect.”
(c)The Buyer Indemnified Parties shall be third party beneficiaries for purposes of this Section 7.02 and shall have the right to enforce the provisions hereof.
Section 7.03Buyer Indemnification.
(a)Subject to the other terms and conditions of this Agreement, Buyer shall, from and after the Closing, hold harmless, defend and indemnify each Seller Indemnified Party from and against any and all Losses arising out of or resulting from:
(i)the inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement, the other Transaction Documents or in any certificate delivered pursuant hereto (other than any Fundamental Representation made by Buyer in this Agreement);

(ii)the inaccuracy in or breach of any of the Fundamental Representations made by Buyer in this Agreement; and
(iii)the breach of or failure to perform any covenant or agreement of Buyer contained in this Agreement or the other Transaction Documents.
(b)The Seller Indemnified Parties shall be third party beneficiaries for purposes of this Section 7.03 and shall have the right to enforce the provisions hereof.
Section 7.04Certain Limitations. Notwithstanding anything to the contrary in this Article VII:
(a)the Buyer Indemnified Parties shall not be entitled to indemnification under Section 7.02(a)(i) unless the aggregate amount of all Losses for which the Buyer Indemnified Parties are entitled to indemnification exceeds the Buyer R&W Retention Amount and then only to the extent by which the Losses exceed the Buyer R&W Retention Amount up to an amount equal to the Seller R&W Retention Amount; provided, however, that the foregoing limitation shall not apply to or otherwise limit and claims relating to Fraud or willful misconduct.
(b)the indemnification obligations of the Seller Parties for Losses with respect to indemnification claims pursuant to Section 7.02(a)(ii) shall not exceed, in the aggregate, an amount equal to twenty-five percent (25%) of the Base Purchase Price; provided, however, that the foregoing limitation shall not apply to or otherwise limit any claims relating to Fraud or willful misconduct.
(c)the indemnification obligations of Buyer for Losses with respect to indemnification claims pursuant to Section 7.03(a)(i) shall not exceed, in the aggregate, an amount equal to the Buyer R&W Retention Amount; provided, however, that the foregoing limitation shall not apply to or otherwise limit any claims relating to Fraud or willful misconduct.
(d)the indemnification obligations of Buyer for Losses with respect to indemnification claims pursuant to Section 7.03(a)(ii) shall not exceed, in the aggregate, an amount equal to twenty-five percent (25%) of the Base Purchase Price; provided, however, that the foregoing limitation shall not apply to or otherwise limit any claims relating to Fraud or willful misconduct.
(e)No Buyer Indemnified Party shall be entitled to indemnification under this Article VII for any Losses (i) which have been included in the Closing Indebtedness, Closing Transaction Expenses, or Closing Working Capital and taken into account for purposes of calculating the amounts set forth in the Estimated Closing Statement, or (ii) for which an adjustment was made to under Section 2.04 to the extent such Losses have already been paid to Buyer in accordance with Section 2.04.
(f)Without limiting this Section 7.04, payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (other than proceeds from the Representation and Warranty Insurance Policy) actually received by the Indemnified

Party from a third party in respect of any such claim, in each case, net of any costs or expenses incurred in obtaining such proceeds, including any resulting increases in insurance premiums); provided, that, notwithstanding anything to the contrary herein, (i) the Buyer Indemnified Parties shall not be required to file or bring any Action with respect to any insurance policy applicable to any such claim and (ii) nothing in this Agreement shall require the Buyer Indemnified Parties to maintain any amount or scope of insurance coverage or otherwise constitute a prerequisite to the Buyer Indemnified Party’s indemnification rights under this Article VII (other than the Representation and Warranty Insurance Policy); provided, further, that the Buyer Indemnified Parties shall not be required to seek recovery under the Representation and Warranty Insurance Policy with respect to any claims for Losses relating to Fraud or willful misconduct. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Buyer Indemnified Parties shall be entitled to seek indemnification under this Article VII concurrently with seeking recovery from any third-party insurance policies. If an Indemnified Party actually receives any amounts under applicable insurance policies (other than the Representation and Warranty Insurance Policy), or from any other Person in respect of any Losses, subsequent to an indemnification payment being made in respect thereof, then such Indemnified Party shall promptly reimburse such Indemnifying Party for any such previous payment made that has not otherwise been reimbursed up to the amount received by the Indemnified Party, net of any unpaid or unreimbursed costs or expenses incurred by such Indemnified Party in collecting such amount, including any resulting increases in insurance premiums.
(g)Each Indemnified Party shall use, and cause its Affiliates to use commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including with respect to seeking recovery under applicable insurance policies (subject to the limitations set forth in Section 7.04(f)), but is not required to seek indemnification, contribution or similar payments under any applicable Contracts or other agreements.
(h)Notwithstanding any other provision of this Agreement, the indemnification obligations of the Seller Parties for matters set forth in Item #4 of Schedule 7.02(a)(viii) shall in no event exceed One Million Dollars ($1,000,000.00).
Section 7.05Notice; Defense of Claims.
(a)Any Buyer Indemnified Party or Seller Indemnified Party (collectively, the “Indemnified Parties,” or each individually, an “Indemnified Party”) may make claims for indemnification hereunder by giving written notice thereof to the Seller Parties, in the case of claims made by a Buyer Indemnified Party, or to Buyer, in the case of claims made by a Seller Indemnified Party, prior to the expiration of the applicable survival period set forth in Section 7.01.  If indemnification is sought for any claim for indemnification resulting from a claim by a third party (each, a “Third Party Claim”), the Indemnified Party shall also give to the Seller Parties, in the case of claims made by a Buyer Indemnified Party, or to Buyer, in the case of claims made by a Seller Indemnified Party, as applicable, written notice of such claim as to which such Indemnified Party may request indemnification hereunder, if and to the extent applicable, within thirty (30) days after the time that such Indemnified Party receives written notice of such Third Party Claim. Notwithstanding anything to the contrary herein, the failure to deliver notice in accordance with this Section 7.05(a) shall not relieve a party with any indemnification obligation hereunder (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) from any Liability unless, and then only to the extent that, the Indemnifying Parties are actually and materially prejudiced by the failure to give such notice.  Such notice shall state in reasonable detail the nature of such claim (including, if known, the amount of such claim) and the basis for the indemnification being sought under this Agreement.  In the case of any Third Party Claim, the Seller Parties (on behalf of the Seller Indemnifying Parties) or Buyer (on behalf of the Buyer Indemnifying Parties) shall (subject to Section 7.05(b) and Section 7.05(c)) have the right to direct, through counsel of their own choosing, the defense or settlement of any such Third Party Claim at its own expense if Buyer (in the case that Buyer is the Indemnifying Party) or the Seller Parties (in the case that any Seller Party is the Seller Indemnifying Party), as applicable, notifies the Indemnified Party, in writing, within thirty (30) days after receipt of notice with respect to the applicable Third Party Claim (unless such Third Party Claim (or related lawsuit, litigation or other Action) requires a response before the expiration of such thirty (30) day period, in which case the Seller Parties (in the case that any Seller Party is the Indemnifying Party) or Buyer (in the case that Buyer is the Indemnifying Party), as applicable, will have until the date that is ten (10) days before the required response date), that the Indemnifying Parties will indemnify the Indemnified Parties from and against any and all Losses the Indemnified Parties incur or suffer resulting from or arising out of the Third Party Claim (without the benefit of any applicable limitations under this Article VII) (such acknowledgment, an “Indemnifying Party Acknowledgement”).
(b)If the Indemnifying Party elects to assume the defense of any Third Party Claim in accordance with Section 7.05(a) and delivers an Indemnifying Party Acknowledgement in accordance therewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (provided, that if the Indemnified Party reasonably determines, based on the written advice of counsel to the Indemnified Party, that the Indemnified Party has separate defenses from the Indemnifying Parties or that there is a conflict of interest between any Indemnified Party and any Indemnifying Party, then the Indemnified Party shall be permitted to retain special counsel of its own choosing at the expense of the Indemnifying Parties), (ii) the Indemnified Party will not consent to the entry of any judgment, enter into any settlement with respect to, pay or otherwise compromise the Third Party Claim without the prior written consent of the Seller Parties (in the case that any Seller Party is the Indemnifying Party) or Buyer (in the case that Buyer is the Indemnifying Party), in each case, not to be unreasonably withheld, delayed or conditioned, and (iii) neither the Indemnifying Parties nor any Seller Party on behalf of the Seller Indemnifying Party will consent to the entry of any judgment, enter into any settlement with respect to, pay or otherwise compromise the Third Party Claim without the prior written consent of the Seller Parties (in the case that any Seller Party is the Indemnified Party) or Buyer (in the case that Buyer is the Indemnified Party), in each case, in its sole discretion unless the proposed settlement, payment or compromise (A) involves solely the payment of money by the Indemnifying Parties, (B) includes, as an unconditional term of such payment, compromise or settlement, an unconditional and irrevocable release by the Person(s) asserting such claim of the

Indemnified Parties from any Liabilities with respect to such claim, (C) does not impose any restriction on the Indemnified Parties or any injunctive or other equitable relief against the Indemnified Parties, (D) does not include or require a finding or admission of any wrongdoing.
(c)Notwithstanding anything to the contrary in Section 7.05(a) or Section 7.05(b), the Indemnified Party will have the sole right to undertake, conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third Party Claim with respect to which the Indemnified Party is any one or more of the Buyer Indemnified Parties and that (i) involves any possibility of criminal Liability or any action by any Governmental Authority, (ii) involves any material customer, supplier or vendor of any Buyer Indemnified Party, (iii) seeks injunctive relief, specific performance or other equitable relief against any of the Buyer Indemnified Parties, (iv) the insurer under the Representation and Warranty Insurance Policy exercises a right to defend or control such Third Party Claim, (v) if determined adversely to any of the Buyer Indemnified Parties, would (together with all other pending claims) reasonably be expected to result in Losses to the Buyer Indemnified Parties in excess of the maximum amount the Buyer Indemnified Parties would then be entitled to recover from the Indemnifying Parties under this Article VII, (vi) the Seller Parties fail to assume the defense of a Third Party Claim in accordance with Section 7.05(a) (including by not providing an executed Indemnifying Party Acknowledgement) within the time period described therein, (vii) the Seller Parties fail to continue to defend the Third Party Claim in good faith, or (viii) principally involves Taxes.
(d)If the Indemnifying Party does not timely deliver an Indemnifying Party Acknowledgment or otherwise fails to assume the defense of a claim in accordance with Section 7.05(a), or if the Third Party Claim involves a claim described in Section 7.05(c), the Indemnified Party shall have the right to contest, settle or compromise, through counsel of its own choosing, the Third Party Claim at the expense of the Indemnifying Parties; provided, however, the Indemnified Party shall not agree to any settlement, compromise or consent to judgment with respect to such Third Party Claim without the consent of the Indemnifying Parties (which such consent shall not be unreasonably withheld, delayed or conditioned).
Section 7.06Remedies Exclusive. Subject to Section 8.11, except in the case of (a) any claims relating to Fraud or willful misconduct, and (b) any claims relating to any of the Transaction Documents (other than this Agreement), from and after the Effective Time, the rights to indemnification, compensation and reimbursement set forth in this Article VII shall be the sole and exclusive monetary remedy of the parties with respect to any breach of this Agreement.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall, or shall be deemed or construed to, waive or release any claims relating to Fraud or willful misconduct.
Section 7.07Treatment of Indemnity Payments. All indemnity payments made pursuant to Article VII shall be treated as adjustments to the Purchase Price for Tax purposes to the extent permitted by Applicable Laws.

Section 7.08Order and Manner of Payment. Subject to the applicable limitations set forth in this Article VII, any amounts payable by the Seller Parties pursuant to Section 7.02 or by Buyer pursuant to Section 7.03 will be paid as follows:
(a)With respect to any indemnifiable Losses arising under Section 7.02(a)(i) (and subject to the limitations set forth in Section 7.04), other than claims based on Fraud or willful misconduct, in excess of the Buyer R&W Retention Amount: (i) first, from the Indemnification Escrow Account up to the Seller R&W Retention Amount; (ii) second, to the extent such Losses are covered by the Representation and Warranty Insurance Policy and in excess of the Seller R&W Retention Amount, by making and pursuing a claim for payment of such Losses under the Representation and Warranty Insurance Policy (up to the policy amount).
(b)With respect to any indemnifiable Losses arising under Section 7.02(a)(ii) through Section 7.02(a)(ix) (and subject to the limitations set forth in Section 7.04), other than claims based on Fraud or willful misconduct: (i) first, from Indemnification Escrow Account, the Seller Parties in cash or pursuant to Section 7.09, up to the Buyer R&W Retention Amount; (ii) second, from the Indemnification Escrow Account, the Seller Parties in cash or pursuant to Section 7.09 up to the Seller R&W Retention Amount; (iii) third, to the extent the remainder of such Losses, if any, are covered by the Representation and Warranty Insurance Policy and in excess of the Seller R&W Retention Amount, by making and pursuing a claim for payment of such Losses under the Representation and Warranty Insurance Policy (up to the policy amount); and (iv) fourth, from the Indemnification Escrow Account, the Seller Parties in cash or pursuant to Section 7.09.
(c)With respect to any indemnifiable Losses arising under Section 7.03(a), from Buyer in cash.
(d)Any payments required to be made pursuant to this Article VII shall be made promptly (but in no event later than ten (10) Business Days after the final determination thereof) via wire transfer of immediately available funds to (i) such bank and accounts as are designated by Buyer (in the case of any payments owed to any Buyer Indemnified Party) or (ii) Sellers’ Representative (in the case of any payments owed to any Seller Indemnified Party). To the extent that Seller Parties are required to pay Buyer out of the Indemnification Escrow Account pursuant to this Article VII, then Buyer and Sellers’ Representative will execute and deliver a joint written instruction to the Escrow Agent to transfer to Buyer, or at Buyer’s direction, to any Acquired Company, by wire transfer of immediately available funds out of the Indemnification Escrow Account, an amount equal to the amount owed. To the extent there are funds remaining in the Indemnification Escrow Account on the date that is thirty-six (36) months after the Closing Date, Buyer and Sellers’ Representative will execute and deliver a joint written instruction to the Escrow Agent to release all remaining amounts, if any, in the Indemnification Escrow Account to the Seller Parties
Section 7.09 Set-Off. Notwithstanding anything to the contrary in this Agreement, any other Transaction Document, or otherwise, Buyer shall have the right (but not the obligation, and such right shall not limit or affect any other right or remedy it may have hereunder or otherwise), to satisfy any amounts owed to Buyer or any Buyer Indemnified Party under this Agreement, any other Transaction Document or otherwise, by setting off such amounts against any payments payable to any Seller Party under this Agreement or any other Transaction Document (including, without limitation, payments owed (if any) pursuant to Section 2.04, Section 2.06 and the Promissory Note).
Article VIII
Miscellaneous
Section 8.01 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 8.02   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of receipt of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):
If to Sellers’ Representative:	Scott M. Vandegrift 2725 W. Lake Ridge Shores Reno, Nevada 89519 E-mail: svandegrift@gmail.com
with a copy (which shall not constitute notice) to:	Maupin, Cox & LeGoy 4785 Caughlin Parkway Reno, Nevada 89519 Attention: Kurt O. Hunsberger Chris Stanko E-mail: khunsberger@mcllawfirm.com; cstanko@mcllawfirm.com
If to Buyer:	Orion Group Holdings, Inc. 2940 Riverby Road, Suite 400 Houston, Texas 77002 Attention: E. Chipman Earle, EVP, GC, CAO, CCO and Corp. Sec.

E-mail: eearle@orn.net
with a copy (which shall not constitute notice) to:	Jones Walker LLP 201 St. Charles Avenue, Suite 5100 New Orleans, LA 70170 Attention: Curtis Hearn; Clinton Smith E-mail: chearn@joneswalker.com; csmith@joneswalker.com
Section 8.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules (including Disclosure Schedules) and Exhibits mean the Articles and Sections of, and Schedules (including Disclosure Schedules) and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules (including Disclosure Schedules) and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 8.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 8.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter, including, without limitation, that certain Non-Binding Letter of Intent dated October 24, 2025 by and among the Operating Company, the Leasing Company and Orion; provided, however, that the Confidentiality Agreement shall survive the execution of this Agreement and the Closing in accordance with its terms.
Section 8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party; provided, that Buyer shall, at any time and without the prior consent of any other party hereto, have the right to assign all or part of its rights and obligations under this Agreement to one or more of its Affiliates or to its lenders as collateral security (provided that no such assignment shall relieve the assigning party of any of its obligations under this Agreement).
Section 8.08 No Third-party Beneficiaries. Except as provided in Section 5.08 and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.09 Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as otherwise provided in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 8.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, the other Transaction Documents OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED ONLY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN WILMINGTON, DELAWARE AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR

PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR the other Transaction Documents IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, the other Transaction Documents OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.10(c).
Section 8.11   Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof and injunctive relief (in each case, without necessity of posting bond), in addition to any other remedy to which they are entitled at law or in equity.
Section 8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email of scanned copies or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 8.13 Non-Recourse.  This Agreement may be enforced only against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.
Section 8.14Sellers’ Representative.
(a)Scott M. Vandegrift is hereby appointed to serve as Sellers’ Representative and attorney in fact of Sellers with full power and authority to act (including by executing, delivering and filing documents, agreements and instruments) in the name of, for and on behalf of each Seller Party with respect to all matters arising in connection with this Agreement, the other Transaction Documents and the Contemplated Transactions, including, without limitation, the power and authority to make all decisions relating to:
(i)the issuance of instructions under the Escrow Agreement;
(ii)the settlement of the Post-Closing Adjustment, if any, as contemplated by Section 2.04;
(iii)the prosecution, defense and/or settlement of any claim or Action (including, without limitation, Third Party Claims) (A) for which any Buyer Indemnified Party or any Seller Indemnified Party may claim to be entitled to indemnification pursuant to Article VII of this Agreement or (B) pursuant to the terms of Article VI; and
(iv)the amendment, modification or waiver of any provision of this Agreement or any other Transaction Documents.

All decisions and actions by Sellers’ Representative shall be binding upon all Seller Parties, and no Seller Party have any right to object to, dissent from, protest or otherwise contest the same. In the event of the death, incapacity, dissolution, insolvency or resignation of Sellers’ Representative, the Seller Parties shall promptly appoint a substitute Sellers’ Representative which shall be reasonably acceptable to Buyer; provided, that in no event shall Sellers’ Representative resign without the Seller Parties having first appointed a substitute Sellers’ Representative, who shall assume such duties immediately upon the resignation of Sellers’ Representative appointed pursuant hereto.

(b)The power of attorney granted in this Section 8.14 and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Seller Party or by operation of Law.  Each Seller Party hereby confirms each and every action to be taken by Sellers’ Representative pursuant to this power of attorney as if it were its own and waives any right to make any claim against Sellers’ Representative that may arise, directly or indirectly, as a result of Sellers’ Representative’s actions by virtue of this power of attorney.
(c)Notwithstanding anything to the contrary in this Agreement, any notice, communication or payment  delivered by Buyer to Sellers’ Representative shall, as between Buyer, on the one hand, and the Seller Parties, on the other hand, be deemed to have been delivered or paid to the Seller Parties, as applicable, for all purposes hereunder.  Buyer shall be entitled to rely exclusively upon any action, decision, communication or writings given or executed by Sellers’ Representative in connection with any disputes, claims for indemnification or similar matters and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by Sellers’ Representative. Buyer shall be entitled to disregard any notices or communications given or made by any Seller Party in connection with any disputes, claims for indemnification or similar matters unless given or made through Sellers’ Representative.
(d)Sellers’ Representative shall be entitled to (i) engage such of its own representatives and advisors as Sellers’ Representative shall deem necessary in connection with Sellers’ Representative’s exercise of its power and authority and performance of its duties and obligations under this Agreement and the other Transaction Documents, and (ii) in the absence of bad faith on the part of Sellers’ Representative, shall be entitled to rely conclusively upon the opinions and advice of any of such representatives and advisors.
(e)Neither Sellers’ Representative nor any of its Affiliates (excluding, where applicable, the Seller Parties), as the case may be, will have any Liability to any Seller Parties or to any other Person with respect to actions taken or omitted to be taken by Sellers’ Representative, except that the foregoing shall not relieve Sellers’ Representative of any Liability with respect to any action which is finally determined by a court of competent jurisdiction to constitute gross negligence, bad faith or willful misconduct on the part of Sellers’ Representative.
(f)The Seller Parties hereby agree to indemnify and hold harmless Sellers’ Representative and its Affiliates (excluding, where applicable, the Seller Parties) (the “Sellers’ Representative Group”), from any Losses that the Sellers’ Representative Group may suffer or incur in connection with the performance by Sellers’ Representative of its duties and obligations under the Transaction Documents, except to the extent such actions are finally determined by a court of competent jurisdiction to constitute gross negligence, bad faith or willful misconduct on the part of Sellers’ Representative. Such indemnification may be recouped by Sellers’ Representative directly from the Seller Parties.
(g)The fees, costs and expenses of Sellers’ Representative incurred following the Closing Date, including any fees and expenses incurred in connection with the retention of any legal counsel, experts (including expert witnesses), consultants and other representatives, whether involving a claim for indemnification or otherwise, shall be paid and satisfied by the Seller Parties.
Section 8.15Legal Representation.
(a)Maupin, Cox & LeGoy, a Professional Corporation (the “Firm”) has acted as legal counsel to the Acquired Companies and the Seller Parties prior to the Closing in connection with this Agreement and the Contemplated Transactions (the “Pre-Closing Engagement”). All of the Parties recognize and agree on the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing and such Parties recognize and agree that certain communications between or among the Firm, the Acquired Companies, the Seller Partiers or any of their Affiliates are protected under certain privileges and doctrines, including the attorney-client privilege and the common interest doctrine. Specifically, the Parties agree that (a) neither the Buyer nor, following the Closing, the Acquired Companies and their respective Affiliates shall, and Buyer shall cause the Acquired Companies not to, seek to have the Firm disqualified from representing the Seller Parties in connection with any dispute that may arise between the Seller Parties or their respective Affiliates, on the one hand, and the Buyer or any of its Affiliates (including, after the Closing, the Acquired Companies), on the other hand, in connection with this Agreement, any Transaction Document or the Contemplated Transactions and effective as of the effective as of the Closing, each of the Buyer and the Acquired Companies (on behalf of itself and its respective Affiliates) expressly waives any claim that the Firm has a conflict of interest that would preclude it from engaging in such a representation even though the Firm may have represented any such Person in a matter substantially related to such dispute and (b) in connection with any such dispute that may arise between, on the one hand, any of the Seller Parties or their respective Affiliates and, on the other hand, any of the Buyer and its Affiliates (including, after the Closing, the Acquired Companies), the Seller Parties or their respective Affiliates involved in such dispute (and not the Buyer and its Affiliates (including, after the Closing, the Acquired Companies) will have the right to decide whether or not to waive the attorney-client privilege or any other privilege that may apply to any communications between the Seller Parties, the Acquired Companies and the Firm that occurred on or prior to the Closing in connection with this Agreement, any Transaction Document or the Contemplated Transactions.
(b)The Buyer further agrees, on behalf of itself, its Affiliates and, after the Closing, the Acquired Companies, and the Sellers Parties agree on behalf of themselves and their respective Affiliates, that all communications in any form or format whatsoever between or among the Firm, the Seller Parties or their respective Affiliates that relate in any way to the negotiation, documentation and consummation of this Agreement, any Transaction Document, or the Contemplated Transactions, or that otherwise relate to any dispute related to, arising under or otherwise in connection with this Agreement, any Transaction Document or the Contemplated Transactions (collectively, the “Deal Communications”) shall be deemed to be retained, controlled and owned solely by the Seller Parties and their designee(s) and shall not pass to (by operation of law or otherwise) or be claimed by Buyer or its Affiliates (including, after the Closing, the Acquired Companies).  The Acquired Companies shall not, without the Sellers’ Representative consent, have access to the files of the Firm relating to the Pre-Closing Engagement. All Deal Communications that are attorney-client privileged or otherwise subject to any legal privilege relating to its engagement with respect to the Transactions (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Parties and their designee(s), shall be controlled by the Seller Parties and their designee(s) and shall not pass to or be claimed by Buyer or its Affiliates (including, after the Closing, the Acquired Companies), and to the extent Buyer or its Affiliates (including, after the Closing, the Acquired Companies) should discover in its possession after the Closing any Privileged Deal Communications, it will take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Sellers’ Representative or its designee(s), keeping no copies, and will not by reason thereof assert any loss of confidentiality or privilege protection. The Firm shall not have any duty whatsoever to reveal or disclose any such Privileged Deal Communications or files to the Acquired Companies by reason of any attorney-client relationship between or among the Firm and the Acquired Companies or otherwise.  Notwithstanding anything to the contrary in the foregoing, nothing contained herein shall (i) limit the rights of any Buyer or its Affiliates (including, after the Closing, the Acquired Companies) (A) to challenge whether any communication constitutes a Privileged Deal Communication or Deal Communication, or (B) to seek discovery of the Deal Communications in accordance with the rules of discovery or (ii) be deemed to be a waiver by Buyer or its Affiliates (including, after the Closing, the Acquired Companies) of any applicable privileges that can or may be asserted to prevent disclosure of any Deal Communications to any third party.
(c)Notwithstanding the foregoing, in the event that, following the Closing a dispute arises between the Buyer and/or its Affiliates (including, after the Closing, the Acquired Companies), on the one hand, and a third party (other than, after the Closing,  the Seller Parties or the Acquired Companies), on the other hand, the Buyer and its Affiliates may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party and if requested by the Buyer or its Affiliates, the Seller Parties shall use commercially reasonable efforts (at the sole cost and expense of the Buyer) to assert such privilege; provided, however, that none of the Buyer or its Affiliates (including, after the Closing, the Acquired Companies) may waive such privilege without the prior written consent of the Seller Parties (which may be given or withheld in the Sellers’ Representative’s sole discretion).  In the event that Buyer or and of its Affiliates (including, after the Closing, the Acquired Companies) are legally required by order of a Governmental Authority or otherwise to access or obtain a copy of all or a portion of the Deal Communications, the Buyer shall immediately (and, in any event, within five Business Days) notify the Sellers’ Representative in writing (including by making specific reference to this Section) so that the Seller Parties can seek (at their expense) a protective order and the Buyer agrees to, and to cause its Affiliates to (including, after the Closing, the Acquired Companies) to use all commercially reasonable efforts requested by the Seller Parties to assist therewith.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Closing Date.

BUYER:ORION GROUP HOLDINGS, INC.

By: /s/ Travis J. Boone

Name: Travis J. Boone

Title: President and Chief Executive Officer

SHAREHOLDERS:The John C. McAmis Trust

By: /s/ John C. McAmis

John C. McAmis, Trustee

The Scott M. Vandegrift Trust

By: /s/ Scott M. Vandegrift

Scott M. Vandegrift, Trustee

MEMBERS:/s/ John McAmis______________________

Name: John McAmis

/s/ Scott M. Vandegrift

Name: Scott M. Vandegrift

BENEFICIAL OWNERS:/s/ John McAmis______________________

Name: John McAmis

/s/ Scott M. Vandegrift

Name: Scott M. Vandegrift

SELLERS’

REPRESENTATIVE: /s/ Scott M. Vandegrift _____________

Name: Scott M. Vandegrift

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